      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1998
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                    FORM S-3
                                ---------------
                           DAIN RAUSCHER CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 41-1228350
   (State or other jurisdiction of                   (I.R.S. Employer
    incorporation or organization)                 Identification No.)

                              DAIN RAUSCHER PLAZA
                             60 SOUTH SIXTH STREET
                       MINNEAPOLIS, MINNESOTA 55402-4422
                                 (612) 371-7750
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                              CARLA J. SMITH, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           DAIN RAUSCHER CORPORATION
                              DAIN RAUSCHER PLAZA
                             60 SOUTH SIXTH STREET
                       MINNEAPOLIS, MINNESOTA 55402-4422
                                 (612) 371-7858

 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                                    COPY TO:

                           ROBERT A. ROSENBAUM, ESQ.
                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                          Minneapolis, Minnesota 55402
                                 (612) 340-2600
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED DISTRIBUTION: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED                BE REGISTERED        PER UNIT(1)      OFFERING PRICE(2)    REGISTRATION FEE
Debt Securities(3)(4), Preferred Stock(5), Common
  Stock, par value $.125 per share(5)(6) and
  Securities Warrants(7)..........................   $200,000,000(3)           100%          $200,000,000(3)         $59,000

                                                        (FOOTNOTES ON NEXT PAGE)

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(FOOTNOTES FROM PREVIOUS PAGE)

------------------------

(1) Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately or together with other securities registered hereby.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

(3) In the case of Debt Securities issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price of the amount set forth above or, in the case of Debt Securities denominated in a currency other than U.S. dollars or in a composite currency, such U.S. dollar amount as shall result from converting the aggregate public offering price of such Debt Securities into U.S. dollars at the spot exchange rate in effect on the date such Debt Securities are initially offered to the public.

(4) The Debt Securities to be offered hereunder will consist of one or more series of Senior Notes or Subordinated Notes, or both, as more fully described herein.

(5) Such indeterminate number of shares of Preferred Stock and Common Stock, as may be issued from time to time at indeterminate prices.

(6) The aggregate amount of Common Stock registered hereunder is limited, solely for purposes of any at-the-market offerings, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.

(7) Securities Warrants will represent rights to purchase Debt Securities, Preferred Stock or Common Stock registered hereby. Because the Securities Warrants will provide a right only to purchase the Debt Securities, Preferred Stock and Common Stock offered hereunder, no additional registration fee is required.

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED MAY 28, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                  $200,000,000

                           DAIN RAUSCHER CORPORATION

                       DEBT SECURITIES, PREFERRED STOCK,
                      COMMON STOCK AND SECURITIES WARRANTS
                               ------------------

    Dain Rauscher Corporation (the "Company") may offer from time to time in one or more series: (i) its unsecured debt securities, which may be either senior debt securities (the "Senior Notes") or subordinated debt securities (the "Subordinated Notes" and, together with the Senior Notes, the "Debt Securities"); (ii) shares of its preferred stock, $1.00 par value per share (the "Preferred Stock"), in one or more series; (iii) shares of its common stock, par value $.125 per share (the "Common Stock"); and (iv) warrants (collectively, the "Securities Warrants") to purchase Debt Securities (the "Debt Securities Warrants"), Preferred Stock (the "Preferred Stock Warrants") or shares of Common Stock (the "Common Stock Warrants"), for an aggregate initial public offering price of up to $200,000,000 or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency"). The Debt Securities, Preferred Stock, Common Stock and Securities Warrants (collectively, the "Securities") will be offered for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.

    The Senior Notes, when issued, will rank PARI PASSU in right of payment with all unsecured and unsubordinated indebtedness of the Company. The Subordinated Notes when issued will be subordinated as described herein under "Description of Debt Securities--Subordination of Subordinated Notes."

    The specific terms, with respect to the series or issue of Securities such as: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, any restrictive covenants, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus; (iii) the terms of any Securities Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; and (iv) the initial public offering price and the net proceeds to the Company and other specific terms related to the offered Securities, will be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

    FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREIN.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Securities may be sold to or through underwriters, dealers or agents for public offering or directly to other purchasers pursuant to the terms of the offering at the time of sale. See "Plan of Distribution." Any underwriters, dealers or agents participating in an offering of Securities will be named in the accompanying Prospectus Supplement or Prospectus Supplements. Such underwriters, dealers or agents may be deemed "underwriters" within the meaning of the Securities Act of 1933.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS             1998

CERTAIN PERSONS PARTICIPATING IN OFFERINGS OF THE SECURITIES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED. SUCH TRANSACTIONS MAY INCLUDE STABILIZING ACTIVITIES, PURCHASING SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND IMPOSING PENALTY BIDS.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at 450 Fifth Street N.W, Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th floor, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Branch of the Commission at 450 Fifth Street N.W, Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and other information statements and other information regarding registrants that file electronically with the Commission. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

 (i) Annual Report on Form 10-K for the year ended December 31, 1997;

 (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by a Form 10-Q/A filed May 27, 1998

(iii) Current Reports on Form 8-K dated February 9, 1998 and March 31, 1998, as amended on May 14, 1998; and

 (iv) Description of the Company's Common Stock contained in any Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

    All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents for which the Company may impose a copying charge. Requests for such copies should be directed to: Secretary, Dain Rauscher Corporation, Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402-4422. Telephone requests may be directed to (612) 371-7750.

                               PROSPECTUS SUMMARY

                                  THE COMPANY

    Dain Rauscher Corporation (the "Company'), a Minneapolis, Minnesota-based holding company formed in 1973, provides investment advice and services to individual investors primarily in the western half of the United States and investment banking, research and institutional sales and trading services to corporate and governmental clients nationwide through its principal subsidiary, Dain Rauscher Incorporated ("Dain Rauscher"). Dain Rauscher also clears and settles securities trades on a fully disclosed basis for 173 correspondent brokerage firms through its RPR Correspondent Clearing division ("RPR Clearing"), which is based in St. Louis, Missouri. Another subsidiary, Insight Investment Management, Inc. ("Insight Management"), serves as the investment advisor to the Great Hall Investment Funds (four open-end money market mutual funds) and provides fixed income portfolio management services to a variety of private accounts. Dain Rauscher Lending Services Inc. ("DRL") was formed in 1997 to make certain types of loans to customers that are collateralized by customers' control and restricted securities. At March 31, 1998, the Company had approximately 3,600 employees located in 26 states.

    Effective January 2, 1998, the Company's name was changed to Dain Rauscher Corporation from Interra Financial Incorporated and, during the first quarter of 1998, the Company's three broker-dealer subsidiaries, Dain Bosworth Incorporated ("Dain Bosworth"), a full service regional securities firm based in Minneapolis, Minnesota, Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce Refsnes"), a full service regional securities firm based in Dallas, Texas, and Interra Clearing Services, Inc., a clearing and operations broker-dealer based in Minneapolis, Minnesota, were merged together and renamed Dain Rauscher Incorporated. Between the time of its formation in 1973 and February 1997, the Company was known as Inter-Regional Financial Group, Inc.

    On March 31, 1998, the Company acquired Wessels, Arnold & Henderson, LLC ("WAH"), a privately held investment banking and institutional equity sales and trading firm based in Minneapolis, Minnesota. On April 6, 1998, WAH was merged into Dain Rauscher and the combined equity capital markets business of Dain Rauscher and WAH became known as the Dain Rauscher Wessels equity capital markets division of Dain Rauscher. The transaction is expected to increase significantly Dain Rauscher's equity capital markets capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company is a Delaware corporation with its executive offices located at Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402-4422. Its telephone number is (612) 371-2711.

    The following map indicates the Company's operating office locations as of March 31, 1998.

               OPERATING OFFICE LOCATIONS (AS OF MARCH 31, 1998)

ARIZONA
Phoenix
Sedona
Sun City
Tucson

CALIFORNIA
Palo Alto
San Francisco

COLORADO
Boulder
Colorado Springs
Fort Collins
Denver
Denver Tech
Pueblo

FLORIDA
Miami
Sarasota

ILLIONOIS
Chicago
Hoffman Estates
Oak Brook
Rockford
Vernon Hills

IOWA
Cedar Rapids
Davenport
Des Moines
Dubuque
Iowa City
Sioux City
Waterloo

KANSAS
Overland Park

LOUISIANA
New Orleans

MASSACHUSETTS
Boston

MINNESOTA
Brainerd
Duluth
Edina
Minneapolis
Minnetonka
Rochester
St. Cloud
St. Paul
Shoreview
Wayzata

MISSOURI
Kansas City
St. Joseph

MONTANA
Billings
Great Falls

NEBRASKA
Lincoln
Omaha

NEVADA
Las Vegas
Reno

NEW MEXICO
Albuquerque

NEW YORK
New York

NORTH DAKOTA
Fargo

OKLAHOMA
Oklahoma City
Tulsa

OREGON
Bend
Eugene
Medord
Portland
Salem

SOUTH DAKOTA
Rapid City
Sioux Falls

TENNESSEE
Memphis

TEXAS
Abilene
Austin
Corpus Christi
Dallas Lincoln Centre
Dallas Cityplace
Fort Worth
Houston Center
Houston Post Oak
Kerrville
Longview
Lubbock
Midland
Plano
San Antonio
Tyler

UTAH
Midvale
Salt Lake City

WASHINGTON
Bellevue
Bellingham
Everett
Gig Harbor
Kirkland
Seattle
Silverdale
Spokane
Yakima

WISCONSIN
Appleton
Brookfield
Eau Claire
Madison
Mequon
Milwaukee
Racine

WYOMING
Casper
Cheyenne

RPR Correspondent
Clearing Headquarters
St. Louis, Missouri

                         SUMMARY FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                 THREE MONTHS ENDED
                                     MARCH 31,                       YEAR ENDED DECEMBER 31,
                                --------------------  -----------------------------------------------------
                                  1998       1997       1997       1996       1995       1994       1993
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   ("UNAUDITED")

STATEMENT OF OPERATIONS DATA
Revenues......................  $ 188,014  $ 180,072  $ 750,675  $ 683,316  $ 606,747  $ 496,280  $ 511,615
Interest expense..............    (15,567)   (14,110)   (58,573)   (57,560)   (64,777)   (38,938)   (28,655)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net revenues..................    172,447    165,962    692,102    625,756    541,970    457,351    482,960
Expenses excluding interest
  and merger and restructuring
  charges.....................    155,610    141,573    600,347    538,354    485,699    417,556    405,607
Merger and restructuring
  charges.....................     20,000     --         15,000     --         --         --         --
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings before income
  taxes.......................     (3,163)    24,389     76,755     87,402     56,271     39,795     77,353
Income tax (expense) credit...      1,139     (8,634)   (27,480)   (30,591)   (20,398)   (14,342)   (29,704)
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)...........  $  (2,024) $  15,755  $  49,275  $  56,811  $  35,873  $  25,453  $  47,649
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------

FINANCIAL RATIOS/MEASURES
Diluted earnings (loss) per
  share.......................  $   (0.16) $    1.22  $    3.77  $    4.49  $    2.85  $    2.03  $    3.78
Pretax margin on net
  revenues....................         NM       14.7%      11.1%      14.0%      10.4%       8.7%      16.0%
Annualized net return on
  average equity..............         NM       20.6%      16.5%      22.8%      17.3%      13.5%      31.0%

FINANCIAL RATIOS/MEASURES
  EXCLUDING MERGER AND
  RESTRUCTURING CHARGES
Diluted earnings per share....  $    0.82  $    1.22  $    4.51  $    4.49  $    2.85  $    2.03  $    3.78
Pretax margin on net
  revenues....................        9.8%      14.7%      13.3%      14.0%      10.4%       8.7%      16.0%
Annualized net return on
  average equity..............       13.0%      20.6%      19.4%      22.8%      17.3%      13.5%      31.0%

OTHER DATA
Weighted average common and
  common equivalent shares
  used in diluted
  calculations................     12,316     12,952     13,060     12,665     12,585     12,542     12,619
Cash dividends per common
  share.......................  $    0.22  $    0.18  $    0.72  $    0.56  $    0.43  $    0.37  $    0.19

BALANCE SHEET DATA

                                  AS OF MARCH 31,                    YEAR ENDED DECEMBER 31,
                                --------------------  -----------------------------------------------------
                                  1998       1997       1997       1996       1995       1994       1993
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                   ("UNAUDITED")

Cash and cash equivalents.....  $  51,815  $  41,043  $  35,909  $  34,387  $  26,167  $  22,764  $  14,047
Total assets..................  2,528,342  2,172,110  2,304,401  1,827,425  2,021,908  1,952,611  1,786,022
Long-term debt................    108,316     23,855     15,659     27,290     41,410     47,023     22,166
Total liabilities.............  2,208,457  1,879,313  1,985,310  1,551,539  1,799,414  1,757,191  1,608,339
Total shareholders' equity....    319,885    292,798    319,091    275,886    222,494    195,420    177,683
Equity per common share.......      25.89      23.88      26.00      22.66      18.44      16.20      14.57
Long-term debt/equity ratio...       33.9%       8.1%       4.9%       9.9%      18.6%      24.1%      12.5%

                     PROFORMA SUMMARY FINANCIAL INFORMATION
    REFLECTING THE ACQUISITION OF WESSELS, ARNOLD & HENDERSON BY THE COMPANY

    The following unaudited pro forma information has been prepared assuming that the acquisition of WAH had occurred at the beginning of the periods presented after including the impact of certain adjustments including amortization of goodwill, increased interest expense on acquisition debt and the related income tax effects. The pro forma financial information below does not include the effect of the $20.0 million charge recorded by the Company in the quarter ended March 31, 1998 that was directly related to the acquisition of WAH.

                                                      THREE MONTHS ENDED
                                                          MARCH 31,          YEAR ENDED
                                                    ----------------------  DECEMBER 31,
                                                       1998        1997         1997
                                                    ----------  ----------  ------------
STATEMENT OF OPERATIONS DATA
Revenues..........................................  $  205,487  $  194,843   $  828,796
Interest expense..................................     (17,895)    (16,194)     (67,171)
                                                    ----------  ----------  ------------
Net revenues......................................     187,592     178,649      761,625
Expenses excluding interest and restructuring
  charge..........................................     170,815     152,726      663,533
Restructuring charge..............................      --          --           15,000
                                                    ----------  ----------  ------------
Earnings before income taxes......................      16,777      25,923       83,092
Income tax expense................................      (5,916)     (9,186)     (29,761)
                                                    ----------  ----------  ------------
Net earnings......................................  $   10,861  $   16,737   $   53,331
                                                    ----------  ----------  ------------
                                                    ----------  ----------  ------------

FINANCIAL RATIOS/MEASURES
Diluted earnings per share........................  $     0.82  $     1.29   $     4.08
Pretax margin on net revenues.....................         8.9%       14.5%        10.0%
Annualized net return on average equity...........        13.7%       23.5%        17.8%

    The pro forma financial information above is presented for informational purposes only and is not necessarily indicative of the actual results that would have been achieved had the merger been consummated prior to the dates or periods indicated, nor are they necessarily indicative of future operating results.

                                  RISK FACTORS

    INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS WHICH REFLECT THE COMPANY'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTENDS," "ESTIMATE," "FORECAST," "PROJECT," "SHOULD" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALL SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THOSE DISCUSSED BELOW. ALL SUCH FORWARD-LOOKING STATEMENTS AND THE DESCRIPTION OF THE RISKS AND UNCERTAINTIES INHERENT IN SUCH FORWARD-LOOKING STATEMENTS ARE MADE BASED ON INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS OR THE DESCRIPTION OF ANY RISKS AND UNCERTAINTIES INHERENT THEREIN. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THE RISKS AND UNCERTAINTIES DISCUSSED BELOW.

VOLATILE NATURE OF THE SECURITIES BUSINESS

    The Company's principal business activities, securities broker-dealer and investment banking operations, as well as its investment advisory, clearing and other services, are highly competitive and subject to various risks, including volatile or illiquid trading markets, fluctuations in the volume of market activity, counterparty or customer failure to meet commitments and losses and expenses resulting from litigation and regulatory proceedings. The securities business is directly affected by a variety of factors, many of which are beyond the Company's control. Such factors include market conditions and psychology, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of the Company and the securities industry in the marketplace, the level and volatility of interest rates, inflation and deflation, economic and political conditions, broad trends in business and finance, and legislation and regulation affecting the national and international business and financial communities and the securities markets. These and other factors can result in significant fluctuations in the Company's revenues and operating results from quarter to quarter and from year to year.

    Since approximately 1990, the securities markets have enjoyed a sustained bull market that is virtually unprecedented. This, in turn, has fueled tremendous growth in revenues and income for securities firms generally, including the Company. Particularly in comparison to these favorable conditions, volatile or illiquid trading markets could expose the Company to reduced levels of demand for the products and services offered by the Company, as well as to the risk of trading losses and losses resulting from the ownership or underwriting of securities. Reductions in the volume of market activity or in securities prices generally can result in reduced commission and principal transaction revenues and investment banking and asset management fees as fewer transactions are effected and the value of the securities being sold and assets under management declines. In periods of low transaction volume, results of operations can be further adversely affected because certain expenses remain relatively fixed. Sudden sharp declines in market values of securities can result in illiquid markets, which, in turn, may result in the Company having difficulty selling securities, hedging its securities positions and investing funds under its management and can increase the frequency and size of credit extensions and counterparty and customer failures to meet commitments. Such unfavorable market conditions may further reduce demand for the Company's investment banking and other services.

COMPETITION

    All aspects of the Company's business are highly competitive. The Company competes directly and indirectly for customers with national and regional full-service broker-dealers, discount broker-dealers, investment banking firms, investment advisors, commercial banks, insurance companies, mutual fund companies, money managers, financial planners and others. The Company also competes with others in the financial services industry with respect to the recruiting and retention of revenue producing employees. See "--Dependence on Personnel." The financial services industry has become more concentrated recently as numerous securities firms have either ceased operations, eliminated certain business lines or have merged with or been acquired by other firms. International financial services firms have also moved aggressively into the U.S. securities, banking and other financial sectors. Industry consolidation has increased competition from firms having significantly greater equity capital, financial and other resources than the Company. The Company expects competition from domestic and international commercial banks to continue to increase in light of the loosening of Federal Reserve Board rules limiting the underwriting and other activities of securities subsidiaries of bank holding companies which took effect in early 1997. Acquisitions of securities firms by banks have brought entirely new sources of capital into the securities industry, resulting in more competition for the Company's businesses. Legislative proposals currently under consideration would eliminate the remaining limit on securities activities of banks and would permit commercial banks and their affiliates to offer additional services which have traditionally been provided only by securities and money management firms.

DEPENDENCE ON PERSONNEL

    Most aspects of the Company's business are highly dependent on the services of skilled professional employees. The Company devotes considerable resources to recruiting, training, retaining and compensating such individuals. The level of competition for experienced revenue-producing personnel is extremely intense and levels of compensation for skilled employees have risen accordingly. The loss of key personnel or the inability to recruit and retain key personnel in the future could materially and adversely affect the Company's results of operations. In addition, a key component of the Company's growth strategy is to increase penetration of existing markets, enter into new markets and expand the kinds of products or services it provides. The Company's ability to succeed in pursuit of such strategy is highly dependent on its ability to retain and recruit experienced revenue-producing and other personnel.

IMPLEMENTATION OF THE COMPANY'S STRATEGIES

    The Company's business strategy is to gain a competitive edge in the marketplace by coupling the regional expertise, knowledge, brand names, capital and customer relationships of its former broker-dealer subsidiaries into a single, more powerful brand name that will enable it to simplify its management structure, gain economies of scale and critical mass and become more responsive to competitive changes. In order to remain competitive, the Company must grow its revenues through further penetration of existing markets, entry into new markets and expansion of the products and services it provides, including possible expansion into related lines of business. There can be no assurance that the Company will be able to identify and capitalize on service, product or market opportunities that will further the Company's strategy and enhance its business, results of operations or financial condition. While the Company has grown successfully through strategic acquisitions in the past, there can be no assurance that the Company in the future will be able to successfully identify, compete for, acquire on favorable terms or integrate the business and operations of any acquired business or entity with the Company's existing operations.

DEPENDENCE ON SYSTEMS

    The Company's business is highly dependent on communications, trading, information and data processing systems. As with other areas, the Company's technology demands have grown considerably in recent years and are anticipated to continue to grow dramatically in the years ahead. Investor interest and competitive forces in areas such as electronic order entry and access to customer statements (including through the Internet) could strain the Company's technology resources or force it to incur substantial expenses in expanding these resources. New regulations imposing additional audit trail and other data capture and retention requirements will cause the Company to incur further significant expenses. The

Company has outsourced certain communications and quotations and trading systems services and currently maintains its own back-office processing system. Although the Company and its vendors have in place tested disaster recovery systems, any failure or interruption of the Company's or a vendor's systems could cause delays in the Company's securities trading and processing activities and an inability to execute client transactions, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company or a vendor will not suffer any such systems failure or interruption or that the Company's or a vendor's backup procedures and disaster recovery capabilities will be adequate. As technology develops and industry practices and regulations change, the Company must periodically update or replace various of its key systems, including, in particular, its back-office data processing system, in order to remain competitive. The Company has committed to upgrade its current back-office processing system via an internal development process between 1998 and 2002 at an expected cost of approximately $17 million. There can be no assurance that the Company, during the process of upgrading its current back-office processing system, will not encounter technological difficulties, cost overruns, problems obtaining the necessary quantity and quality of development personnel, or difficulties in purchasing necessary components of such a system from outside vendors. Further, there can be no assurance that the back-office processing system, upon completion, will be state-of-the-art and that the system upgrade or implementation process will not result in interruption of the Company's business or delivery of its products and services to customers.

    It has become widely known that certain technological problems may arise in connection with reaching the year 2000. Beginning with the Company's consolidation of the back-office brokerage operations of Dain Bosworth and Rauscher Pierce Refsnes in 1993, the Company has upgraded and/or replaced the bulk of its mission-critical data processing system. Such upgrade and replacement projects were performed primarily for competitive reasons, though they included the added benefit of making such systems Year 2000 compliant. Upgrades or replacements necessary to achieve Year 2000 compliance for the Company's remaining mission-critical systems are expected to be completed in 1998 and the costs related to such upgrades or replacements are not expected to have a material effect on the Company's consolidated financial statements. During 1999, the Company, along the rest of the securities industry, expects to test systems interdependencies with outside parties. While there can be no assurance, the Company believes that its internal systems will not experience significant disruption in connection with the Year 2000. There can be no assurance that another entity's failure to ensure Year 2000 readiness would not have an adverse effect on the Company. In particular, if the Company's internal systems or if the Company's vendors and other information providers or the securities exchanges, clearing agencies and other securities firms and financial institutions with which the Company transacts business experience any significant disruption in connection with the Year 2000, such disruption may have a material adverse effect on the Company's results of operations.

DEPENDENCE ON SOURCES OF FINANCING

    The Company, like others in the securities industry, relies on external sources to finance a significant portion of its day-to-day operations, principally customer margin account balances, securities inventory and underwriting positions and certain other transactions. The principal sources of the Company's cash and liquidity are retained earnings, cash balances held on behalf of customers pending investment, collateralized repurchase agreements, collateralized bank loans and securities lending activities. The Company also has a $50 million unsecured committed revolving credit facility available. In addition, the Company maintains uncommitted credit lines with a number of banks aggregating approximately $575 million, of which $142 million were used as of March 31, 1998. The Company also borrowed $80 million in subordinated debt from a group of banks and used $40 million of available funds in order to finance the acquisition of WAH. Because a substantial portion of the Company's capital resources have been used for the acquisition of WAH or could in the future be used in additional acquisitions, the Company may require additional debt or equity financing for its operations, which financing may not be available on terms favorable to the Company, if at all. Availability of financing to the Company can vary depending on market conditions, the volume of certain trading activities, credit ratings, credit capacity and the overall availability of credit to the financial services industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

USE OF DERIVATIVE FINANCIAL INSTRUMENTS

    The Company enters into certain financial futures contracts and option contracts in the ordinary course of its business to hedge or modify exposures to interest rate fluctuations related to interest-rate-sensitive securities in its trading inventories. While the use of these derivatives is intended to allow the Company to better manage certain risks, it is possible that, over time, mis-matches may arise with respect to the derivatives and the cash market instruments they are intended to hedge. Discrepancies can also arise between the derivative and cash markets. Derivatives also have risks that are similar in type to the risks of the cash market instruments on which their values are based. For example, in times of market stress, sharp price movements or reductions in liquidity in the cash markets may be related to comparable or even greater price movements and reductions in liquidity in the derivative markets. Further, the risks associated with derivatives are potentially greater than those associated with the related cash market instruments because of the additional complexity and potential for leverage. In addition, derivatives may create credit risk (the risk that a counterparty on a derivative transaction will not fulfill its contractual obligations), as well as legal, operational and other risks beyond those associated with the underlying cash market instruments on which their values are based.

FEDERAL AND STATE REGULATION; NET CAPITAL REQUIREMENTS

    The Company's business is, and the securities and commodities industries are, subject to extensive regulation in the United States, at both the federal and state level, as well as by industry self-regulatory organizations. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets and not with protecting the interests of the Company's stockholders and creditors. In addition, self-regulatory organizations and other regulatory bodies in the United States, such as the Commission, the New York Stock Exchange, Inc. (the "NYSE"), the National Association of Securities Dealers, Inc. (the "NASD") and the Municipal Securities Rulemaking Board (the "MSRB"), require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations, many of which are quite complex and subject to interpretation, could result in a variety of adverse consequences including censure, fines, suspension, revocation or reduction of the right to do business of key persons associated with the Company or the Company itself, and private rights of action for damages, which could have a material adverse effect upon the Company's consolidated financial condition or results of operations.

    The laws and regulations, as well as governmental policies and accounting principles, governing the financial services and banking industries have changed significantly over recent years and are expected to continue to do so. During the last several years Congress has considered numerous proposals that would significantly alter the structure and regulation of such industries. Certain of such changes, if adopted, could materially and adversely affect the business and operations of the Company. The Company's businesses may also be materially affected by regulations of general application, such as existing and proposed tax legislation, antitrust policy and other governmental regulations and policies (including the interest rate and other monetary policies of the Federal Reserve Board). See "The Company--Securities Business-- Regulation."

    The Commission, the NYSE, and various other exchanges and regulatory bodies in the United States have rules with respect to net capital requirements which affect the Company. These rules have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements by Dain Rauscher could limit operations that require extensive use of capital, such as underwriting or trading activities and constrain the ability of the

Company to grow its business, either through internal expansion or by acquisitions. A significant operating loss or any unusually large charge against net capital could have a material adverse effect on the Company's ability to operate its business. The net capital rules could also restrict the ability of the Company to withdraw capital from Dain Rauscher, even in circumstances in which it has more than the minimum amount of required capital. Such restrictions, in turn, could limit the ability of the Company to pay dividends, implement its strategies, pay interest on and repay the principal of its debt and redeem or repurchase shares of outstanding capital stock. See "The Company--Securities Business--Uniform Net Capital Rule."

LITIGATION

    Many aspects of the securities brokerage and investment banking businesses involve substantial risks of liability. In recent years, there has been an increasing incidence of litigation and regulatory enforcement proceedings involving the securities industry. Such actions include class action suits that generally seek substantial damages, other suits seeking punitive and/or treble damages and administrative and court proceedings brought by regulatory agencies seeking fines, injunctions, suspensions and bars from future participation in the business against securities firms and, in some cases, their employees and officers. Underwriters are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Like other securities brokerage firms, the Company and certain of its personnel have been named or threatened to be named as defendants in class action and other legal and regulatory proceedings which cause the Company to expend substantial financial and managerial resources in order to defend itself. The outcome of any legal or regulatory proceeding is uncertain. The settlement of any such proceeding under adverse circumstances or an adverse judgement in connection with any such proceeding may have a material adverse effect on the Company's consolidated financial condition or results of operations. See "The Company--Legal Proceedings."

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION

    The Debt Securities and Securities Warrants are obligations exclusively of the Company and the Preferred Stock and Common Stock are equity interests exclusively in the Company. The Company is a holding company, substantially all of the consolidated assets of which are held by its regulated broker-dealer subsidiary, Dain Rauscher. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, and maintain or increase the level of its Stockholders' equity, including the Preferred Stock and the Common Stock, are dependent upon the earnings of such subsidiary and the ability of the Company to withdraw capital from such subsidiary. Because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of Dain Rauscher and the Company's other subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the holders of the Debt Securities, and stockholders, including the holders of the Preferred Stock and Common Stock, to participate in any distribution of the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiaries' creditors and customers. As of March 31, 1998 the Company's subsidiaries had approximately $2.2 billion of indebtedness and other liabilities. The Indenture does not limit the amount of Indebtedness the Company and its subsidiaries may incur. See "Description of Debt Securities" and "Description of Capital Stock."

                                  THE COMPANY

    The Company, a Minneapolis, Minnesota based holding company formed in 1973, provides investment advice and services to individual investors primarily in the western half of the United States and investment banking, research and institutional sales and trading services to corporate and governmental clients nationwide through its principal subsidiary, Dain Rauscher. Dain Rauscher also clears and settles securities trades on a fully disclosed basis for 173 correspondent brokerage firms through the Company's RPR Clearing division, which is based in St. Louis, Missouri. Another subsidiary, Insight Management, serves as the investment advisor to the Great Hall Investment Funds (four open-end money market mutual funds) and provides fixed income portfolio management services to a variety of private accounts. DRL was formed in 1997 to make certain types of loans to customers that are collateralized by customers' control and restricted securities. At March 31, 1998, the Company had approximately 3,600 employees located in 26 states.

    Effective January 2, 1998, the Company's name was changed to Dain Rauscher Corporation from Interra Financial Incorporated and during the first quarter of 1998 the Company's three broker-dealer subsidiaries, Dain Bosworth Incorporated ("Dain Bosworth"), a full service regional securities firm based in Minneapolis, Minnesota, Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce Refsnes"), a full service regional securities firm based in Dallas, Texas, and Interra Clearing Services, Inc., a clearing and operations broker-dealer based in Minneapolis, Minnesota, were merged together and renamed Dain Rauscher Incorporated. Between the time of its formation in 1973 and February 1997, the Company was known as Inter-Regional Financial Group, Inc.

    On March 31, 1998, the Company acquired Wessels, Arnold & Henderson, LLC ("WAH"), a privately held investment banking and institutional equity sales and trading firm based in Minneapolis, Minnesota. On April 6, 1998, WAH was merged into Dain Rauscher and the combined equity capital markets business of Dain Rauscher and WAH became known as the Dain Rauscher Wessels equity capital markets division of Dain Rauscher. The transaction is expected to significantly increase Dain Rauscher equity capital markets capabilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company is a Delaware corporation with its executive offices located at Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402-4422. Its telephone number is (612) 371-7750.

SECURITIES BUSINESS

    GENERAL. The securities broker-dealer and investment banking activities of the Company are conducted through Dain Rauscher. Dain Rauscher deals in securities of and is a market-maker for entities based throughout the United States. In general, research and investment banking activities are concentrated on entities based in regions where the Company does business, though equity research and investment banking activities, in the past two years, have been increasingly industry, rather than geographically, focused. With the completion of the Company's March 31, 1998 acquisition of WAH, the Company expects this trend to continue and expects its equity capital markets activities to expand. At March 31, 1998, Dain Rauscher had 1,160 retail sales representatives and 108 fixed income and equity institutional sales representatives in 96 offices located in 26 states. The firm is a member firm of the NYSE and is registered in the NASDAQ system as a market maker. Following the WAH acquisition, the Company expects the total institutional sales force to consist of approximately 110 sales representatives and Dain Rauscher and WAH combined to be registered as a market maker for approximately 425 equity issuers.

    Dain Rauscher operating results are sensitive to many factors outside the control of the Company, including the general volatility of securities prices and interest rates, trading volume of securities, income and capital gains tax legislation and demand for investment banking services. Economic conditions in the regions in which Dain Rauscher operates also affect operating results.

    COMMISSIONS. As a securities broker, Dain Rauscher acts as an agent in the purchase and sale of securities, options, commodities and futures contracts traded on various securities and commodities exchanges or in the over-the-counter ("OTC") market. Dain Rauscher charges a brokerage commission when acting as an agent for the purchaser or seller of a security. If the security is listed on an exchange, the transaction is generally effected through Dain Rauscher's own floor brokers. If the security is traded in the OTC market, transactions are generally effected with a market maker in the security. In addition, Dain Rauscher also earns commissions from transactions involving many other financial products including mutual funds. Dain Rauscher's commissions are derived primarily from individual investors. However, commission revenues from institutional investors have increased in recent years.

    PRINCIPAL TRANSACTIONS. Dain Rauscher is a dealer in corporate, tax-exempt and governmental fixed income securities and equity securities and recognizes profits or losses on transactions in, or fluctuations in the value of, such securities held in inventory. While most of the Company's principal transactions are executed to facilitate retail and institutional customer trades, Dain Rauscher also maintains certain inventory positions for its own account. These positions typically include U. S. government or U. S. government agency securities and are usually hedged with a combination of short sales of similar securities, financial futures or option contracts in order to mitigate market and interest rate risk.

    These inventories require the commitment of substantial capital and expose the Company to the risk of a loss if market prices of the securities held in inventory decrease. General market conditions, interest rates and the financial prospects for issuers of such securities may affect the market prices of securities held in inventory. Internal guidelines intended to limit the size and risk of inventories maintained have been established and are reviewed periodically.

    INVESTMENT BANKING AND UNDERWRITING ACTIVITIES. Dain Rauscher earns investment banking revenues by assisting clients in planning to meet their financial needs and advising them on the most advantageous means of raising capital. Such plans are sometimes implemented by managing or co-managing public offerings of securities or by arranging private placements of securities with institutional or individual investors. The syndicate department coordinates the distribution of managed and co-managed corporate equity underwritings, accepts invitations to participate in competitive or negotiated equity underwritings managed by other investment banking firms, and allocates and merchandises Dain Rauscher selling allotments to its branch office system, to institutional clients and to other broker-dealers. The Company is also among the leaders in its geographic regions in the origination, syndication and distribution of securities of municipalities, state and local agencies, health care organizations and financial institutions. Participation in underwritings can expose the Company to material risk, since the possibility exists that securities it has committed to purchase cannot be sold at the initial offering price. Federal and state securities laws and regulations also affect the activities of underwriters and impose substantial potential liabilities for violations in connection with sales of securities by underwriters to the public. In addition to public offerings and private placements, Dain Rauscher provides other consulting services, including providing valuations of securities and companies, arranging and evaluating mergers and acquisitions and advising clients with respect to financing plans and related matters.

    CUSTOMER FINANCING. A significant portion of Dain Rauscher's profitability is derived from net interest income, the major portion of which relates to customer balances. Customer transactions are effected on either a cash or margin basis. Purchases on a cash basis require full payment by the designated settlement date, generally the third business day following the transaction date. Dain Rauscher is at risk in the event a customer fails to settle a trade and the value of the securities declines subsequent to the transaction date. When a purchase is made on a margin basis, Dain Rauscher extends credit to the customer for a portion of the purchase price. The amount of the loan is subject to margin regulations of the Federal Reserve Board, the NYSE and the internal policies of Dain Rauscher, which are generally more stringent than applicable rules and regulations. In permitting customers to purchase on margin, Dain Rauscher takes the risk that a market decline could reduce the value of the collateral securing the margin loan below the amount of the customer's indebtedness and that the customer might be unable to repay. Interest is charged at a floating rate based on amounts borrowed by customers to finance purchases on margin. The rate charged is dependent on the average net debit balance in the customer's accounts, the activity level in the accounts and the applicable cost of funds. The Company may at times make loans to customers that are collateralized by customers' control and restricted securities through DRL.

    Customers will at times accumulate credit balances in their accounts. Such balances result from payment of dividends, interest or principal on securities held for such customers, from funds received in connection with sales of a customer's securities and from cash deposits made by customers pending investment. Pending investment of such funds or reimbursement upon the customer's request, Dain Rauscher pays interest on those credit balances. Available credit balances are used to lend funds to Dain Rauscher customers purchasing securities on margin. Excess customer credit balances are invested in short-term securities in accordance with applicable regulations and are segregated for the exclusive benefit of customers. Dain Rauscher generates net interest income from the positive interest rate spread between the rate earned from margin lending and alternative short-term investments and the rate paid on customer credit balances.

    Dain Rauscher is a member of the Securities Investor Protection Corporation ("SIPC"), which insures customer accounts up to specified limits in the event of liquidation. Also, the Company maintains additional coverage in order to protect customer accounts to specified amounts in excess of SIPC coverage.

    SECURITY REPURCHASE ACTIVITIES. Dain Rauscher acts as principal in the purchase and sale to its customers of securities of the United States government and its agencies, including repurchase agreements in such securities and certain other money market instruments. Dain Rauscher may match purchases and sales of these securities and is at risk to the extent that it does not properly match the contracts or its customers are unable to meet their obligations, especially during periods of rapidly changing interest rates and fluctuations in market conditions. All positions are collateralized. Dain Rauscher generally takes legal possession of securities purchased under agreements to resell. Such agreements provide Dain Rauscher with the right to maintain the relationship between the market value of the collateral and the receivable. Typically, these contracts are entered into only with clients of substantial size and who are believed to be credit-worthy. Dain Rauscher also utilizes securities sold under repurchase agreements as a means of financing portions of its trading inventories.

    SECURITIES LENDING AND BORROWING ACTIVITIES. Securities brokers and dealers, including Dain Rauscher, borrow securities from and lend securities to other brokers and dealers to facilitate short sales and clearance and delivery of securities sold by customers when such customers fail to deliver securities prior to settlement date. Dain Rauscher also will act as a conduit by arranging securities lending transactions between brokers and utilize available securities as collateral for short-term loans. When such transactions occur, the lending broker provides excess customer margin securities to the borrowing broker in return for a cash deposit that is generally equivalent to 102 percent of the market value of the securities loaned. Both the lending and borrowing brokers have the right to mark the securities to market in order to maintain the relationship between the market value of the securities loaned and the cash collateral deposited. When the securities are no longer needed by the borrowing firm, they are returned to the lending broker, which returns the cash deposit held, plus interest, to the borrowing broker. When engaging in such securities lending and borrowing activities, Dain Rauscher collects cash deposits from brokers that collateralize the securities loaned, invests the cash deposit and profits from the spread between the interest rate paid to the borrowing broker on the cash deposit and the rate earned by Dain Rauscher. In all securities lending transactions, Dain Rauscher is at risk to the extent that it does not maintain the relationship between the market value of securities loaned and the value of the cash deposit held. Dain Rauscher is also at risk to the extent that securities it borrows decline in value and the lending broker fails to return to Dain Rauscher the cash deposit.

    RESEARCH ACTIVITIES. Dain Rauscher has a research department which provides analysis, investment recommendations and market information with an emphasis on select industries as well as companies located in its regions. At March 31, 1998, Dain Rauscher and WAH combined had 45 securities analysts. Following the acquisition, the Company's total securities analysts is expected to be approximately 35, in order to improve the Company's focus on issues affecting selected industries. The Company also purchases certain research products from independent research organizations to supplement its internal research activities.

    REGULATION. The securities industry is subject to comprehensive regulation by federal and state governments, the various securities and commodities exchanges and other self-regulatory bodies. The regulations cover all aspects of the securities business including sales practices, registration and distribution of securities, trade practices among broker-dealers, transactions with affiliates, conflicts of interest, uses and safekeeping of customers' funds and securities, capital levels of securities firms, record keeping and the conduct of employees. Violations of these rules and regulations can result in censure, fines, suspensions, revocation of the right to do business and private rights of action for damages. Dain Rauscher believes it has operated in compliance with applicable rules and regulations in all material respects.

    UNIFORM NET CAPITAL RULE. As a broker-dealer and member firm of the NYSE, Dain Rauscher is subject to the Uniform Net Capital Rule (the "Rule") promulgated by the Commission. The Rule is designed to measure the general financial integrity and liquidity of a broker-dealer and the minimum net capital deemed necessary to meet the broker-dealer's continuing commitments to its customers. The Rule provides for two methods of computing net capital. Dain Rauscher currently uses what is generally referred to as the alternative method. Minimum net capital is defined under this method to be equal to 2 percent of customer debit balances, as defined. The NYSE may also require a member organization to reduce its business if net capital is less than 4 percent of such aggregate debit items and may prohibit a member firm from expanding its business and declaring cash dividends if its regulatory net capital is less than 5 percent of such aggregate debit items. In computing net capital, various adjustments are made to exclude assets which are not readily convertible into cash and to provide a conservative valuation of other assets such as trading securities. Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NYSE, the Commission and other regulatory bodies and may ultimately require its liquidation. At all times, Dain Rauscher has maintained its net capital above the required levels. See Note K to "Consolidated Financial Statements."

CLEARING SERVICES

    RPR Correspondent Clearing is in the business of marketing correspondent clearing services provided on a fully disclosed basis by Dain Rauscher. As of March 31, 1998, the Company provided clearing services to 177 correspondent firms introduced through RPR Correspondent Clearing and one correspondent firm introduced through Dain Rauscher. Correspondent firms are charged fees based on their use of services.

MONEY MANAGEMENT AND OTHER SERVICES

    Insight Management is a registered investment advisor that was restructured in January 1998 to provide solely fixed income portfolio management services to the Great Hall Investment Funds, Inc. ("Great Hall") and to individual and institutional clients. Great Hall is an open-end investment company that currently offers shares in four series, each of which is, in essence, a separate money market mutual fund.

COMPETITION

    Dain Rauscher encounters intense competition in its business and competes directly with numerous firms, many of which have substantially greater capital and other resources. The Company also encounters competition from banks, insurance companies and financial institutions in many elements of its business.

For example, with the prior approval of the Federal Reserve Board, securities subsidiaries of bank holding companies may now underwrite and deal in corporate debt and equity securities, provided that they comply with certain "firewalls" and that the revenues from such activities do not exceed 25 percent of the securities subsidiary's total revenues. Legislative proposals also under consideration would eliminate this limit on such activities and would permit commercial banks, bank holding companies and their subsidiaries and affiliates to offer additional services which have traditionally been provided only by securities and money management firms.

    During 1997 and 1998, a number of banks acquired securities firms and, in so doing, gained unprecedented entry into the securities industry. While the effect of such acquisitions cannot yet be determined, they have brought entirely new sources of capital into the securities industry, resulting in more formidable competitors for the Company.

    Additionally, competition among securities firms and other competitors for successful sales representatives, securities traders, securities analysts and investment bankers is intense and continuous.

    Dain Rauscher competes with other securities firms and with banks, insurance companies and other financial institutions principally on the basis of service, product selection, price, location and reputation in local markets. Dain Rauscher operates at a price disadvantage to discount brokerage firms that do not offer equivalent services.

    RPR Correspondent Clearing competes for the business of introducing correspondent brokers on the basis of service, price, technology, product selection and reputation.

    Insight Management competes with other fixed income portfolio managers principally on the basis of portfolio performance, price and service.

EMPLOYEES

    At March 31, 1998, the Company had approximately 3,600 full-time employees. None of the Company's employees is represented by a collective bargaining unit.

LEGAL PROCEEDINGS

    The Company and/or its securities subsidiaries are or have been threatened to be made defendants in various actions, suits and proceedings before a court or arbitrator or by a governmental agency. Such matters involve alleged violations of federal and state securities laws and other laws. Certain of these actions, including certain of the actions described in more detail below, claim substantial damages and, if resolved adversely to the Company and/or its subsidiaries, could have a material adverse effect on the consolidated financial condition or results of operations of the Company. While the outcome of any legal or regulatory proceeding is uncertain, management, based in part upon consultation with legal counsel as to certain of the aforementioned actions pending against the Company and/or its subsidiaries, believes that the resolution of all matters pending or threatened against the Company and its subsidiaries will not have a material adverse effect on the consolidated financial condition or results of operations of the Company as set forth in the consolidated financial statements contained herein.

    MIDWEST LIFE INSURANCE LITIGATION

        The Company and Dain Bosworth have been named as defendants in eleven actions brought in connection with losses suffered under single premium deferred annuities issued by Midwest Life Insurance Company ("MWL"), a former subsidiary acquired by the Company in 1980 and sold by it in early 1986. Such annuities were sold primarily through the private client sales force of Dain Bosworth. MWL, which was sold two times subsequent to its sale by the Company in 1986 and was relocated from Nebraska to Louisiana by the final owners, Southshore Holding Corp., was declared insolvent and ordered liquidated by the State of Louisiana in August 1991. Generally, MWL policyholders have been reimbursed for their losses up to $100,000 per holder by the state guaranty associations, and the policyholders and state guaranty associations, between them, have received approximately $.30 for each $1.00 of loss in liquidation payments from the liquidator of MWL's estate.

        The plaintiffs (or real parties in interest) in the first ten of these cases are the Life and Health Guaranty Associations of each of Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington and Wyoming, which claim to have succeeded to the rights of policyholders they reimbursed for MWL losses, and/or certain individual policyholders. The plaintiff in the eleventh action is the liquidator of MWL's estate. The plaintiff guaranty associations and individuals seek to recover in excess of $64 million in compensatory damages, as well as punitive damages, interest, costs, attorneys' fees and other relief. The liquidator of MWL's estate also seeks to recover treble damages.

    COLORADO ACTION

        The first of these actions, KARSIAN, ET AL. V. INTER-REGIONAL FINANCIAL GROUP, INC., AND DAIN BOSWORTH INCORPORATED, is pending in the United States District Court for the District of Colorado. This action was initially brought in August 1993 as a purported class action, but the court has since held that there are no proper class claims. The 232 individual plaintiffs in this action seek approximately $10.7 million in compensatory damages, as well as punitive damages, damages for emotional distress, costs, prejudgment interest and attorneys' fees. In Colorado, unlike other states, no guaranty association coverage was in place at the time MWL became insolvent. Although such coverage was adopted in 1994 as a result of Dain Bosworth's lobbying efforts and each of the policyholders was reimbursed for his or her losses up to $100,000 plus accrued interest, many of the policyholders had already filed suit. The plaintiffs in this case allege common law fraud, breach of fiduciary duty, negligence and negligent misrepresentation.

        In July 1997, a Colorado jury returned a verdict awarding 12 of the 232 plaintiffs damages of $4.75 million, including $1.3 million in compensatory damages, $1.65 million in emotional distress damages and $1.8 million in punitive damages, for breach of fiduciary duty, negligent performance of an assumed duty to monitor and advise as to the safety of their MWL annuity contracts, negligent misrepresentation, deceit based on fraudulent misrepresentation and fraudulent concealment. In addition, the court entered judgment for prejudgment interest of approximately $1.5 million.

        The Company and Dain Bosworth filed post-trial motions seeking to have the verdict in favor of these plaintiffs set aside; such motions were denied. The Company and Dain Bosworth have appealed. The Company believes that the trial court erred by, among other things, withholding key evidence from the jury, including evidence concerning Dain Bosworth's efforts to obtain guaranty association coverage for plaintiffs' losses and evidence concerning the reimbursements plaintiffs received for the losses.

    WASHINGTON ACTION

        A second of these actions, WASHINGTON LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED, brought in April 1995, was tried in the Washington Superior Court for King County in October and November 1997 and again in April and May of 1998. Plaintiffs in this action allege similar claims to the Colorado action. A mistrial was declared in the 1997 trial when the jury was unable to reach a verdict. In the retrial in May, 1998, the jury returned a verdict in the amount of approximately $1.5 million against the defendants for negligent nondisclosure and violations of the Washington Consumer Protection Act ("WCPA"). The jury returned a verdict in favor of defendants on the claim of fraudulent nondisclosure and plaintiff withdrew the claim of breach of fiduciary duty before the case was submitted to the jury. The plaintiff will also seek prejudgment interest, costs and, under the WCPA, attorney's fees.

        The Company and Dain Rauscher, as successor to Dain Bosworth, intend to file post-trial motions to have the verdict in favor of plaintiff set aside and, if such motions are unsuccessful, to appeal. The Company believes the trial court made significant errors of law and that there are strong grounds for reversal. The Company anticipates that plaintiffs in other jurisdictions will seek to obtain collateral estoppel based on the Washington jury's verdict. The Company intends to vigorously oppose such requests.

    OTHER GUARANTEE ASSOCIATION CASES

        The other eight guarantee association and individual actions were also brought in April and May of 1995 and allege similar claims to the Colorado action. In certain states, the plaintiffs also allege intentional infliction of economic harm, interference with contractual relations and/or aiding and abetting the breaches of duty by the final sets of owners of MWL. Seven of such actions are captioned and pending as follows, and the plaintiffs in each action seek the amount of compensatory damages indicated in parentheses:

        IOWA LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED (Iowa Dist. Ct., Polk County) ($5.7 million)

        C. RANDOLPH, L. SCHNOBRICH, V. TROUMBLY, P. DUMKE, E. DAVIS AND MINNESOTA LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED (Hennepin County, Minnesota Dist. Ct.) ($23.4 million)

        MONTANA LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED, (Montana First Judicial Court, Lewis & Clark County) ($3.4 million)

        NEBRASKA LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED, (Nebraska Dist. Ct., Lancaster County) ($2.8 million)

        NORTH DAKOTA LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED, (District Court, Cass County, North Dakota) ($2.1 million)

        SOUTH DAKOTA LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED, (South Dakota Second Judicial Circuit, Minnehaha County) ($1.5 million)

        WYOMING LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED, (Wyoming District Court for Laramie County) ($2.7 million)

        The eighth such guarantee association action, OREGON LIFE AND HEALTH INSURANCE GUARANTY ASS'N V. INTER-REGIONAL FINANCIAL GROUP, INC. AND DAIN BOSWORTH INCORPORATED, was filed in the Oregon Circuit Court of Multnomah County and sought approximately $500,000 in damages. Such action was dismissed in October 1996 following a partial summary judgment ruling in favor of the Company on statute of limitations grounds. Plaintiff has appealed such ruling.

    MWL LIQUIDATOR ACTION

        The eleventh action, captioned JOHN A. DIXON, JR., AS COMMISSIONER OF INSURANCE AD HOC. FOR THE STATE OF LOUISIANA V. THE MIDWEST LIFE INSURANCE COMPANY/MIDWEST LIFE INSURANCE COMPANY, IN LIQUIDATION V. INTERRA FINANCIAL INCORPORATED, DAIN BOSWORTH INCORPORATED AND THE CENTRAL NATIONAL LIFE INSURANCE COMPANY OF OMAHA, was brought in June 1997 in the Nineteenth Judicial District Court of the State of Louisiana. The case has since been removed to the United States District Court for the Middle District of Louisiana. In this action, the liquidator of the MWL estate alleges RICO violations, breach of fiduciary duty and conspiracy to breach fiduciary duty, and is seeking to recover in excess of $59 million in compensatory damages, treble damages, interest, costs, attorneys' fees and other relief. The plaintiff challenges certain coinsurance transactions entered into by MWL and Central National

    Life Insurance Company beginning in 1980. By Louisiana statute, the compensatory damages sought in this case would in large part be distributed to the insurance guaranty associations and individual policyholders who are plaintiffs or real parties in interest in the ten actions described above.

    The Company and Dain Rauscher, as successor to Dain Bosworth, believe that they have substantial and meritorious defenses available in all of the foregoing actions and they are defending themselves vigorously in such actions.

FEDERAL DEPOSIT INSURANCE CORPORATION LITIGATION

    Rauscher Pierce Refsnes and one of its executives were named as defendants in an action captioned FEDERAL DEPOSIT INSURANCE CORPORATION, AS RECEIVER FOR WESTERN SAVINGS & LOAN ASSOCIATION, F.A. V. EXPRESS AMERICA HOLDINGS CORPORATION, SMITH BARNEY HARRIS UPHAM & CO.; RAUSCHER PIERCE REFSNES, INC., ET AL. This action was brought in the U.S. District Court in Phoenix, Arizona in December 1995 by The Resolution Trust Corporation (the "RTC") and arose out of the RTC's sale through an auction process conducted in the fall of 1990 of the stock of WESAV Mortgage Corporation ("WESAV"), a subsidiary of Western Savings & Loan Association, F.A. Rauscher Pierce Refsnes acted as broker for the sale and Smith Barney Harris Upham & Co. ("Smith Barney") acted as the RTC's financial advisor. WESAV was eventually sold to First Western Partners, the predecessor to Express America Holdings Corporation ("Express America"), in May 1991 for a gross acquisition price of approximately $45 million, including the assumption of approximately $19 million in liabilities. The RTC alleged that Rauscher Pierce Refsnes, as broker, improperly favored Express America over other allegedly higher bidders, and that Rauscher Pierce Refsnes and Smith Barney committed fraud in connection with the auction and sale, were negligent in their analysis and communication of bids to the RTC, and breached their contracts with and fiduciary duties to the RTC. The RTC also named as defendants in the action Express America's chief executive officer and chief financial officer, the former chief executive officer and former chief financial officer of WESAV, and certain other individuals. It alleged such officers of Express America and WESAV were guilty of mismanagement between the conclusion of the auction process and closing of the sale. The Federal Deposit Insurance Corporation ("FDIC"), which became the plaintiff in this action when the RTC was merged into it effective January 1, 1996, has settled with Smith Barney and the Express America and WESAV defendants. The FDIC seeks compensatory damages of approximately $15 million and punitive damages of $60 million, along with interest, costs and other relief. Defendants' motions to dismiss the case on the face of the complaint were denied in August 1996. Dain Rauscher, as successor to Rauscher Pierce Refsnes, believes that it has substantial and meritorious defenses available, and is defending itself vigorously in this action.

ORANGE COUNTY RELATED CLAIMS

    ORANGE COUNTY BANKRUPTCY LITIGATION

        Dain Rauscher, as successor to Rauscher Pierce Refsnes, is a defendant in an action captioned COUNTY OF ORANGE, A POLITICAL SUBDIVISION OF THE STATE OF CALIFORNIA V. RAUSCHER PIERCE REFSNES, INC., A CORPORATION, originally filed in June 1996 in the Chapter 9 proceeding entitled IN RE:
    COUNTY OF ORANGE, A POLITICAL SUBDIVISION OF THE STATE OF CALIFORNIA in United States Bankruptcy Court but now pending in the United States District Court for the Central District of California. The case was consolidated for discovery purposes with actions by the County against Merrill Lynch & Co., Inc., KPMG Peat Marwick LLP, Morgan Stanley & Co., Inc., Student Loan Marketing Association ("Sallie Mae"), Federal National Mortgage Association ("Fannie Mae"), LeBouef, Lamb, Greene & MacRae, McGraw-Hill Companies, Inc. d/b/a Standard & Poors, Fuji Securities Inc., and twelve Federal Home Loan Banks. The County filed proceedings against 16 other parties, which are subject to a stay. The County reportedly has reached settlements with KPMG Peat Marwick LLP, LeBouef, Lamb, Greene & MacRae, and Credit Suisse First Boston Corporation (one of the parties to the stayed proceedings).

    The County seeks in excess of $500 million in losses allegedly incurred in the Orange County Investment Pool ("OCIP").

        The County alleges that Rauscher Pierce Refsnes was a financial advisor on five note offerings by the County that took place in June through August of 1994, for an aggregate of $975 million, including an offering of $600 million in taxable one-year notes in July 1994. The County alleges that by failing to apprise the County of the risks involved in the OCIP and in the County's 1994 note offering program, and by failing to prevent the issuance of allegedly inaccurate official statements, Rauscher Pierce Refsnes became liable for breach of contract, professional negligence, breach of fiduciary duty and aiding and abetting breaches of fiduciary duty committed by the County Treasurer and Assistant Treasurer. Dain Rauscher, as successor to Rauscher Pierce Refsnes, denies these allegations, including those relating to Rauscher Pierce Refsnes' role in connection with these transactions. In each of the five transactions in question, Rauscher Pierce Refsnes was retained solely to determine whether the underwriter's spread (including the portion to be received by the financial and marketing specialist) and proposed interest rate were appropriate. Dain Rauscher, as successor to Rauscher Pierce Refsnes, believes it has substantial and meritorious defenses available and is defending itself vigorously in this action.

    THREATENED SEC PROCEEDING

        During second quarter 1997, the SEC authorized an action against Rauscher Pierce Refsnes and one current and one former employee for alleged violation of certain anti-fraud provisions under the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with an additional 12 taxable one-year note offerings for an aggregate of $580 million and one pooled Tax and Revenue Anticipation Note offering for $300 million. The offerings were made by certain school districts and cities during 1993 and 1994 and the proceeds were invested in the OCIP. Rauscher Pierce Refsnes acted either as underwriter or financial advisor in connection with each of these transactions. The SEC has indicated that it intends to file this action in the United States District Court for the Central District of California and to seek injunctive and other ancillary relief. It is not clear at this time when the SEC will file this threatened action. Dain Rauscher, as successor to Rauscher Pierce Refsnes, has been engaged in discussions with the SEC in an effort to resolve this matter on satisfactory terms prior to or in lieu of the filing of a federal complaint. If an action is brought, Dain Rauscher believes that it has substantial and meritorious defenses available and intends to defend itself vigorously in such action.

SEC PROCEEDING CONCERNING STATE OF ARIZONA REFUNDING TRANSACTION

    In January 1998, the SEC filed a proceeding captioned, SECURITIES AND EXCHANGE COMMISSION V. RAUSCHER PIERCE REFSNES, INC. AND JAMES FELTHAM, in United States District Court in Phoenix, Arizona, against Rauscher Pierce Refsnes and a former employee seeking injunctive and other ancillary relief. The complaint alleges violation of the anti-fraud provisions under the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Advisors Act of 1940 in connection with a $130 million refunding issue by the State of Arizona in 1992, on which Rauscher Pierce Refsnes served as financial advisor. Rauscher Pierce Refsnes purchased government securities and sold them to the escrow trustee in the transaction at a markup of approximately 0.55 percent of their cost to Rauscher Pierce Refsnes. The SEC alleges that Rauscher Pierce Refsnes had an obligation to disclose, but failed to disclose, that it purchased and sold the government securities as a principal, that it expected to make a profit, and the amount of the profit. The SEC also alleges that the markup was excessive and that Rauscher Pierce Refsnes falsely represented that the securities were sold to the trustee at fair market value. Dain Rauscher, as successor to Rauscher Pierce Refsnes, believes that it has substantial and meritorious defenses available and intends to defend itself vigorously in this action.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is listed on the NYSE under the symbol "DRC." Prior to January 1, 1998, the Company's NYSE trading symbol was "IFI" and prior to February 10, 1997, the Company's NYSE trading symbol was "IFG." The following table sets forth for the periods indicated the high and low sales prices per share of the Common Stock on the NYSE composite tape as reported by the National Quotation Bureau, Inc.

                                                                                 HIGH      LOW
                                                                               --------  --------
1996
  First Quarter............................................................... $ 25 1/4  $ 20 1/2
  Second Quarter..............................................................   26 7/8    20 3/4
  Third Quarter...............................................................   33 1/2    22
  Fourth Quarter..............................................................   36 7/8    31 1/4

1997
  First Quarter...............................................................   42 5/8    34 3/4
  Second Quarter..............................................................   45 5/8    41 15/16
  Third Quarter...............................................................   60 1/16   43 1/2
  Fourth Quarter..............................................................   69 3/16   56 15/16

1998
  First Quarter...............................................................   69        53 1/2

                                   DIVIDENDS

    Cash dividends per common share paid by the Company by quarter for the last two years were as follows:

QUARTER                                                                     1998       1997       1996
------------------------------------------------------------------------  ---------  ---------  ---------
First...................................................................  $     .22  $     .18  $     .11
Second..................................................................  $     .22  $     .18        .15
Third...................................................................             $     .18        .15
Fourth..................................................................             $     .18        .15

    The Company increased its regular quarterly cash dividend to $.22 per share in February 1998. The regular first quarter dividend was paid in March 1998, and the regular second quarter dividend will be paid in June 1998. The determination of the amount of future cash dividends, if any, to be declared and paid will depend on the Company's future financial condition, earnings and available funds.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1998 (in thousands).

Long-term debt:
  Subordinated debt...............................................................  $  101,657
  Capital lease obligations and Other.............................................       6,659
                                                                                    ----------
    Total long-term debt..........................................................     108,316
                                                                                    ----------
Shareholders' equity
    Common stock, par value $.125 per share, authorized 30,000,000 shares (issued
      12,448,595 shares and outstanding
      12,355,852 shares)..........................................................       1,556
  Additional paid-in capital......................................................      94,859
  Retained earnings...............................................................     228,665
  Treasury stock at cost..........................................................      (5,195)
                                                                                    ----------
    Total shareholders' equity....................................................     319,885
                                                                                    ----------
      Total capitalization........................................................  $  428,201
                                                                                    ----------
                                                                                    ----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    This summary is qualified in its entirety by more detailed information and financial statements included in this Prospectus and in the documents incorporated by reference in this Prospectus. See "Index to Consolidated Financial Statements" and "Index to Consolidated Financial Statements." The following consolidated financial data of the Company, as of and for the five years ended December 31, 1997, are derived from the Company's consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent auditors. The financial data for the three months ended March 31, 1998 have been derived from the Company's unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operations and financial position for the periods and as of the dates presented. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be anticipated for the entire fiscal year. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto contained elsewhere in this Prospectus.

                            SELECTED FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE MOUNTS)

                                            THREE MONTHS ENDED
                                                MARCH 31,                       YEAR ENDED DECEMBER 31,
                                           --------------------  -----------------------------------------------------
                                             1998       1997       1997       1996       1995       1994       1993
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                              ("UNAUDITED")
STATEMENT OF OPERATIONS DATA
Net revenues (A).........................  $ 172,447  $ 165,962  $ 692,102  $ 625,756  $ 541,970  $ 457,351  $ 482,960
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Revenues.................................  $ 188,014  $ 180,072  $ 750,675  $ 683,316  $ 606,747  $ 496,289  $ 511,615
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating earnings before income taxes...  $  16,837  $  24,389  $  76,755  $  87,402  $  56,271  $  39,795  $  77,353
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating earnings (net of tax)..........  $  10,776  $  15,755  $  58,905  $  56,811  $  35,873  $  25,453  $  47,649
Merger and restructuring charges (net of
  tax)...................................    (12,800)    --         (9,630)    --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)......................  $  (2,024) $  15,755  $  49,275  $  56,811  $  35,873  $  25,453  $  47,649
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

FINANCIAL RATIOS/MEASURES
Diluted earnings per share...............  $   (0.16) $    1.22  $    3.77  $    4.49  $    2.85  $    2.03  $    3.78
Pretax margin on net revenues............         NM       14.7%      11.1%      14.0%      10.4%       8.7%      16.0%
Annualized net return on average
  equity.................................         NM       20.6%      16.5%      22.8%      17.3%      13.5%      31.0%

FINANCIAL RATIOS/MEASURES EXCLUDING
  MERGER AND RESTRUCTURING CHARGES
Diluted earnings per share...............  $    0.82  $    1.22  $    4.51  $    4.49  $    2.85  $    2.03  $    3.78
Pretax margin on net revenues............        9.8%      14.7%       8.5%       9.1%       6.6%       5.6%       9.9%
Net return on average equity.............       13.0%      20.6%      19.4%      22.8%      17.3%      13.5%      31.0%

                            SELECTED FINANCIAL DATA
                                  (CONTINUED)
                (DOLLARS IN THOUSANDS, EXCEPT PER-SHARE MOUNTS)

                                 THREE MONTHS ENDED
                                     MARCH 31,                       YEAR ENDED DECEMBER 31,
                                --------------------  -----------------------------------------------------
                                  1998       1997       1997       1996       1995       1994       1993
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                    (UNAUDITED)
OTHER DATA
Total assets..................  2,528,342  2,172,110  2,304,401  1,827,425  2,021,908  1,952,611  1,786,022
Long-term debt................    108,316     23,855     15,659     27,290     41,410     47,023     22,166
Shareholder's equity..........    319,885    292,798    319,091    275,886    222,494    195,420    177,683
Equity per common share.......  $   25.89  $   23.88  $   26.00  $   22.66  $   18.44  $   16.20  $   14.57
Common shares outstanding.....     12,356     12,261     12,275     12,175     12,065     12,062     12,197
Cash dividends per common
  share.......................  $    0.22  $    0.18  $    0.72  $    0.56  $    0.43  $    0.37  $    0.19
Long-term debt/equity ratio...       33.9%       8.1%       4.9%       9.9%      18.6%      24.1%      12.5%
Average number of employees...      3,565      3,460      3,525      3,379      3,285      3,133      2,806
Average number of investment
  executives..................      1,271      1,264      1,267      1,263      1,271      1,205      1,084
Number of office locations....         96         91         96         91         91         95         81

------------------------------

(A) Net revenues equal total revenues less interest expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Financial Data" and the Company's consolidated financial statements, including the notes, thereto, and other financial data appearing elsewhere in this Prospectus. Certain statements included in the following discussion constitute "forward-looking statements" which involve various risks and uncertainties. The Company's actual results may differ from those anticipated in such forward looking statements. For additional information concerning such risks see "Risk Factors."

BUSINESS ENVIRONMENT

    The Company is primarily engaged in securities brokerage, investment banking and trading as a principal in equity and fixed income securities. All of these activities are highly competitive and sensitive to many factors outside the control of the Company, including volatility of securities prices and interest rates; trading volume of securities; economic conditions, including economic conditions in the regions where the Company does business; income tax legislation; and demand for investment banking and securities brokerage services. While revenues are dependent upon the level of trading and underwriting volume, which may fluctuate significantly, a large portion of the Company's expenses remain fixed. Consequently, net earnings can vary significantly from period to period.

THREE MONTHS ENDED MARCH 31, 1997

SUMMARY OF OPERATING RESULTS

    The following is a consolidated summary of the Company's results of operations for the three months ended March 31, 1998 and 1997:

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Revenues..............................................................  $  188,014  $  180,072
Interest expense......................................................     (15,567)    (14,110)
                                                                        ----------  ----------
Net revenues..........................................................     172,447     165,962
Expenses excluding interest and merger-related expenses...............     155,610     141,573
                                                                        ----------  ----------
Operating earnings before income taxes................................      16,837      24,389
Income tax expense from operations....................................      (6,061)     (8,634)
                                                                        ----------  ----------
Net operating earnings................................................      10,776      15,755
Merger-related expenses (net of tax)..................................     (12,800)     --
                                                                        ----------  ----------
Net earnings (loss)...................................................  $   (2,024) $   15,755
                                                                        ----------  ----------
                                                                        ----------  ----------
Earnings per share:
  From net operating earnings:
    Basic.............................................................  $     0.87  $     1.29
    Diluted...........................................................        0.82        1.22
  Net:
    Basic.............................................................  $    (0.16) $     1.29
    Diluted...........................................................       (0.16)       1.22

    Consolidated net operating earnings were $10.8 million, or $.82 per share diluted, during the first quarter of 1998 compared with $15.8 million, or $1.22 per share, for the first quarter of 1997. During the quarter, the Company's Private Client Group posted a 26 percent increase in pretax profitability, primarily due to strong sales of investment products to individual investors, and the Fixed Income Capital Markets Group posted a 17 percent increase in pretax profitability, principally the result of higher fees earned underwriting securities for municipal and governmental clients. These increases, however, were more than offset by a decline in the profitability of the Dain Rauscher Wessels equity capital markets division of Dain Rausher ("ECM") from the first quarter of 1997. A significant portion of this decline resulted from uncertainty surrounding the Company's February 9, 1998 announcement that it would purchase WAH. This announcement, coupled with the disruption brought about by the October 1997 announcement of the merger of the Company's former broker-dealer subsidiaries into a single company, effectively was the second reorganization of ECM within a four-month period that included, among other things, job eliminations, managerial changes and changes in assignments of customer accounts, research coverage and trading coverage.

    In conjunction with the acquisition of WAH, the Company recorded a $20.0 million merger-related charge in the 1998 first quarter to cover severance, space consolidation, systems/operations expenses and other costs of integration. As a result of the charge, the Company incurred a net loss of $2.0 million, or $.16 cents per share diluted, for the quarter ended March 31, 1998. The $20.0 million charge exceeded management's previous estimate of up to $15.0 million due to strategic decisions to focus on certain industry sectors within ECM's business. As a result, approximately 150 jobs were eliminated, more than originally anticipated. Excluding the merger-related charge, the Company expects the acquisition to have minimal impact on earnings in 1998, and to be accretive to earnings in the first full year of operations.

RESULTS OF OPERATIONS

    Commission revenues increased $9.3 million or 15 percent during the 1998 first quarter over the first quarter of 1997 as a result of higher sales of listed securities, mutual funds and insurance and annuity products. Contributing also to the increase were higher securities prices, particularly during February and March of 1998, and higher volumes of securities trades including an 11 percent rise in the NYSE's average daily trading volume in the 1998 first quarter.

    Revenues from principal transactions declined $5.2 million or 12 percent primarily due to lower trading revenues in over-the-counter equity securities. The decline was primarily related to lower spreads earned trading OTC equity securities resulting from management's decision to provide increased liquidity in order to facilitate institutional trading as well as smaller fractions used in share price posting. Also contributing was the impact of the merger of the Company's broker-dealer subsidiaries and the WAH acquisition (see "Summary of Operating Results" above), as well as lower sales and trading of tax-exempt fixed income securities. These declines were partially offset by increases in sales and trading of taxable fixed income securities.

    Similarly, investment banking and underwriting revenues declined $3.6 million or 14 percent during the first quarter from the same quarter of 1997 due primarily to lower underwriting transaction levels for ECM. Management believes the lower revenue production was due largely to the restructuring changes made as a result of the merger of Dain Bosworth and Rauscher Pierce Refsnes, effective on January 2, 1998, and the acquisition of WAH (see "Summary of Operating Results" above). Offsetting some of this decline, however, were increases in fees earned from underwriting securities for municipal and governmental clients.

    Net interest income increased $1.6 million or 11 percent during the quarter, primarily due to a 17 percent increase in average margin loan balances. The margin loan increase can be attributed to favorable market conditions coupled with comparatively low interest rates. The resulting increase in net interest income was partially offset by the effects of a 50 percent decline in customer credit balances in the

1998 first quarter versus the 1997 first quarter, due primarily to transfers of certain customers' credit balances to Company-sponsored money market funds.

    Asset management revenues increased $2.8 million or 27 percent in the first quarter over the prior year due to increased levels of assets in fee-based, managed account programs at Dain Rauscher and, to a lesser degree, a 33 percent increase in assets under management at the Company's money management subsidiary, Insight Management.

    Other revenues increased $1.6 million or 32 percent over the 1997 quarter primarily due to gains related to the sale of securities previously obtained in connection with corporate underwriting activities.

    During the 1998 first quarter, compensation and benefits increased $9.5 million or 9 percent due principally to increased commissions associated with higher levels of operating revenues and higher incentive compensation. Also contributing to the increase were higher salary levels and a 3 percent rise in the average number of employees.

    Expenses other than compensation and benefits increased $4.5 million or 11 percent over the 1997 first quarter principally due to : (1) increased occupancy costs associated with office expansions and office operating costs, including real estate taxes; (2) volume-driven increases in communications market-data and clearing services; (3) travel and promotional costs associated with the generation of new business; (4) increased information system contractor and development costs; and (5) increased litigation related expenses.

THREE YEARS ENDED DECEMBER 31, 1997

SUMMARY OF OPERATING RESULTS

    During 1997, net earnings totaled $49.3 million, a decrease of $7.5 million or 13 percent from 1996. Excluding the effect of the $15.0 million pretax restructuring charge in the 1997 third quarter ($9.6 million after-tax or $.74 per share diluted), net earnings for 1997 would have been a Company record (see "October 1997 Restructuring Announcement" below). The Company's Private Client Group was the primary driver of the Company's strong operating results for 1997 as this business unit took advantage of market conditions that were favorable to individual investors and sold increased quantities of mutual funds, listed securities, and insurance and annuity products. The Company generated increased net interest income during 1997, primarily due to higher levels of margin borrowing by individual investors, and also benefitted from increased account and transaction fees from individual investors. The Company's Equity Capital Markets Group generated similar revenue levels in 1997 as in 1996 as increases in corporate underwriting and institutional equity sales activity were offset by declines in over-the-counter equity trading, mergers and acquisitions and syndicate activity. Profitability of the Equity Capital Markets Group dropped sharply in 1997 from 1996 due to increased expenses incurred in attempting to grow this business. The Company believes that its acquisition of WAH will increase the productivity and market share of this business unit. See "--1998 Acquisition of Wessels, Arnold & Henderson." Finally, the Company's Fixed Income Group posted improved revenues and profits in 1997 versus 1996 due, in part, to the downsizing performed in this business unit during 1996 as well as from increased tax-exempt fixed income sales, trading and underwriting revenues.

    In 1996 net earnings totaled $56.8 million, a Company record and an increase of $21.0 million or 58 percent over 1995. Net revenues (revenues less interest expense) also reached a record $625.8 million, $83.8 million or 15 percent more than the prior year. The Company, along with the rest of the securities industry, benefitted from relatively low interest rates, as well as steadily increasing security prices and trade volumes. While 1996 growth in the size of the Company's business units was modest compared with 1995 and 1994, the Company was prepared to take advantage of favorable equity securities market conditions with a larger, more productive organization. Additionally, the Company contracted the size of its fixed income business amid difficult fixed income market conditions. Accordingly, in 1996 the Company was able to increase its revenues at a greater rate than its expenses and to better concentrate its resources in its higher-margin businesses, primarily corporate investment banking and institutional equity sales.

OCTOBER 1997 RESTRUCTURING ANNOUNCEMENT

    On October 14, 1997, the Company announced that it would combine Dain Bosworth, Rauscher Pierce Refsnes and its operations subsidiary into a new firm, Dain Rauscher Incorporated, during the first quarter of 1998. The Company changed its name to Dain Rauscher Corporation on January 2, 1998, and the Company's trading symbol on the New York Stock Exchange changed to "DRC" on that date. Upon completion of the combination on March 2, 1998, Dain Rauscher became the largest regional brokerage firm in the western half of the United States with more than 1,200 private client and institutional investment executives and 1997 net revenues of almost $700 million.

    The restructuring represents a strategic change made necessary by the dramatic changes in the competitive environment in which the Company operates. These changes were triggered in February 1997 by Federal Reserve Board rulings that affectively permitted bank holding companies to acquire investment banks. Such acquisitions and mergers by commercial banks increased the price of securities firms in 1997 such that acquisitions of major additional firms as contemplated by the Company under its previous strategy no longer appeared to be possible. The restructuring, management believes, allows the Company to combine its two regional firms into a single, more powerful brand and will enable it to simplify its management structure and become more responsive to competitive changes. The Company may continue to acquire smaller securities firms in or near its current markets and to expand its correspondent clearing business, and expects to continue to explore new business opportunities in other securities-related businesses.

    The Company, which employs 3,600 people, eliminated approximately 120 management, business-line and staff positions, in connection with the restructuring. The Company does not expect that such job eliminations will materially affect future revenues. Overall, the restructuring is expected to reduce non-interest expense levels by approximately $10 million annually.

    The Company recorded a one-time, after-tax charge of $9.6 million ($15.0 million before taxes), or 74 cents per share diluted, against third-quarter 1997 earnings to cover severance and other restructuring costs. Substantially all of the $15.0 million of the restructuring costs resulted in cash outflows, primarily during the fourth quarter of 1997 and first quarter of 1998. The composition of the $15.0 million charge was as follows: $12.0 million for severance and short-term retention payments to terminated employees; $0.7 million for space consolidation expenditures; and the remaining $2.2 million for other expenditures including costs of changing the Company's name, relocation, outplacement services and professional fees related to the restructuring. The Company believes that the $15.0 million charge will be adequate to cover the costs of the restructuring.

1998 ACQUISITION OF WESSELS, ARNOLD & HENDERSON

    On March 31, 1998, the Company acquired WAH. The approximate purchase price of $150 million includes $120 million in cash, up to $30 million face amount in five-year, subordinated debentures and other direct costs of the acquisition. The cash portion of the purchase price was paid from available cash and a new subordinated credit facility. The transaction is expected to significantly increase Dain Rauscher equity capital markets capabilities. The acquisition is expected to slightly dilute 1998 earnings before consideration of a restructuring charge of $20 million recorded in the first quarter of 1998. Management expects the acquisition to be accretive to earnings in the first full calendar year of operation.

    COMPARATIVE NET REVENUES AND EXPENSES SUMMARY. The following is a summary of the year-to-year increases (decreases) in categories of net revenues and operating expenses:

                                                                          1997 V. 1996             1996 V. 1995
                                                                     -----------------------  -----------------------
                                                                       AMOUNT      PERCENT      AMOUNT      PERCENT
                                                                     ----------  -----------  ----------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Net Revenues:
  Commissions......................................................  $   51,763          23%  $   47,097          27%
  Principal transactions...........................................     (16,890)        (10)     (10,140)         (6)
  Investment banking and underwriting..............................        (111)     --           21,628          24
  Net interest.....................................................      10,928          21        8,375          19
  Asset management.................................................      10,414          29        8,802          32
  Correspondent clearing...........................................       4,021          25        3,322          27
  Other............................................................       6,221          35        4,702          37
                                                                     ----------       -----   ----------       -----
                                                                         66,346          11       83,786          15
                                                                     ----------       -----   ----------       -----
Expenses excluding interest:
  Compensation and benefits........................................      41,694          11       40,071          12
  Communications...................................................       3,149           7        2,677           7
  Occupancy and equipment rental...................................       5,642          16        2,851           9
  Travel and promotional...........................................       5,997          25        3,631          18
  Floor brokerage and clearing fees................................       2,057          20          557           6
  Other............................................................       3,454           9        2,868           8
  Restructuring charge.............................................      15,000      --           --          --
                                                                     ----------       -----   ----------       -----
                                                                         76,993          14       52,655          11
                                                                     ----------       -----   ----------       -----
Earnings before income taxes.......................................  $  (10,647)        (12)% $   31,131          55%
                                                                     ----------       -----   ----------       -----
                                                                     ----------       -----   ----------       -----

COMMISSIONS

    Commission revenues increased $51.8 million or 23 percent from 1996 to 1997, principally as a result of higher sales to individual and institutional investors of: (1) mutual funds; (2) listed equity securities; and (3) insurance and annuity products. While the average number of investment executives remained constant in 1997 relative to 1996, Private Client Group investment executive productivity (commissions per investment executive) improved approximately 13 percent. A 25 percent rise in the NYSE's average daily trading volume also contributed to the productivity increase.

    The $47.1 million or 27 percent increase in commission revenues during 1996 was due principally to increased sales to individual and institutional investors of: (1) mutual funds; (2) over-the-counter equity securities sold on an agency basis; (3) listed equity securities; and (4) insurance and annuity products. While the average number of investment executives declined slightly in 1996 from 1995, investment executive productivity improved approximately 15 percent, aided by a 19 percent rise in the NYSE's average daily trading volume.

PRINCIPAL TRANSACTIONS

    Principal transactions revenues declined $16.9 million or 10 percent from 1996 to 1997. The largest component of the revenue decrease was lower sales and trading results in over-the-counter equity securities, which became less popular investments for individual and institutional investors beginning with the Federal Reserve Board's increase in short-term interest rates in March 1997. This action led to lower volumes, prices and spreads earned trading such securities. Spreads earned trading over-the-counter equity securities were also negatively impacted in 1997 by new order-handling regulations, increased liquidity provided to facilitate institutional trading and smaller fractions used in share price posting. Also contributing to the decline in principal transactions revenues were declines in sales and trading results of taxable fixed income securities. Partially offsetting this decline were increases in sales and trading of tax-exempt fixed income securities.

    Principal transaction revenues declined $10.1 million or 6 percent from 1995 to 1996. The decline resulted from reduced trading revenues on taxable and tax-exempt fixed income products and was partially offset by increases in over-the-counter equity trading revenues. The reductions in fixed income trading revenues were due primarily to the existence of a difficult 1996 fixed income trading environment and the relatively low level of individual investor demand for fixed income products due to the comparatively larger returns experienced by investors in equity instruments in 1996.

INVESTMENT BANKING AND UNDERWRITING

    Investment banking and underwriting revenue levels were flat in 1997 to 1996 as increases in corporate underwriting activity were roughly offset by declines in corporate mergers and acquisitions and municipal underwriting activity.

    Investment banking and underwriting revenues increased $21.6 million or 24 percent during 1996 primarily due to increased corporate underwriting activity. In addition to the strong corporate underwriting markets that existed in 1996, management believes that the 1995 reorganization and refocusing of its Equity Capital Markets groups around specialized industry segments enabled Dain Bosworth and Rauscher Pierce Refsnes to attract and underwrite higher levels of corporate securities. Additionally, financial advisory service fees earned from corporate clients increased in 1996 relative to 1995.

    Beginning in 1995 and continuing into 1996 and 1997, regulatory requirements and scrutiny related to municipal underwriting activities throughout the securities industry increased. Uncertainty caused by such heightened regulation and scrutiny could negatively impact future levels of municipal underwriting-related activities and could also increase costs related to such activities for both the Company and the securities industry as a whole.

NET INTEREST INCOME

    The major sources of interest revenues and expenses for the past three years are:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
Revenues:
  Customer margin accounts...................................................  $   78,945  $   66,770  $   55,603
  Trading inventories and other..............................................      28,705      28,250      30,596
  Deposits and short-term investments........................................      14,842      15,531      23,194
                                                                               ----------  ----------  ----------
                                                                               $  122,492  $  110,551  $  109,393
                                                                               ----------  ----------  ----------
Expenses:
  Customer funds on deposit..................................................      23,577      29,067      35,922
  Short-term bank loans and other............................................      32,943      25,526      25,154
  Subordinated and other long-term debt......................................       2,053       2,967       3,701
                                                                               ----------  ----------  ----------
                                                                                   58,573      57,560      64,777
                                                                               ----------  ----------  ----------
  Net interest income........................................................  $   63,919  $   52,991  $   44,616
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Margin loans to customers, financed by credit balances in customer accounts, short-term bank borrowings and securities lending activities, comprise the majority of the Company's interest-earning assets. Fixed income trading inventories, which are generally financed with short-term bank borrowings, repurchase agreements or deposits from securities loaned, also generated significant net interest income. The Company's net interest income is dependent upon the level of customer balances and trading inventories, as well as the spread between the rate it earns on those assets compared with its cost of funds.

    Beginning in 1996 and continuing through 1997, a growing proportion of the Company's net interest income was earned from customer margin loans as favorable market conditions coupled with comparatively low interest rates made margin borrowing popular.

    Net interest income accounted for approximately 9 percent of the Company's net revenues in 1997 versus 8 percent in 1996 and 1995. In 1997 the 21 percent increase in net interest income resulted primarily from the 16 percent increase in average margin loan balances as well as a third-quarter increase in margin interest rates charged to certain customers. In 1996 the 19 percent increase in net interest income resulted primarily from the 29 percent rise in average margin loan balances. The 1996 margin loan increase was due principally to the transfer of several large customer accounts from competitors during the 1996 third quarter. The resulting increase in net interest income was partially offset by the effects of a 10 percent decline in customer credit balances from 1995, along with the corresponding decline in short-term investments segregated for regulatory purposes precipitated by the 1996 second-half transfer of approximately $340 million of customer credit balances to Company-sponsored money market funds. The transfers occurred as a result of the Company offering new cash management products to certain segments of its customers.

    As long as favorable interest-rate spreads are maintained and the level of interest-bearing accounts remains stable, the Company expects net interest income to continue to be a significant component of its earnings. Management believes that the 1996 introduction of new cash management products and services resulted in increased asset management revenues, but was offset by lower net interest income derived from customer balances and, accordingly, did not have a material effect on net earnings.

    Average balances and interest rates for 1995 through 1997 are:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
                                                                                     (DOLLARS IN THOUSANDS)
Interest Revenues:
Margin loans to customers
  Average balance............................................................  $  934,833  $  810,693  $  628,392
  Average interest rate......................................................        8.4%        8.2%        8.8%
                                                                               ----------  ----------  ----------
                                                                               $   78,945  $   66,770  $   55,603
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Deposits and short-term investments:
  Average balance............................................................  $  279,888  $  293,081  $  398,027
  Average interest rate......................................................        5.3%        5.3%        5.8%
                                                                               ----------  ----------  ----------
                                                                               $   14,842  $   15,531  $   23,194
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Interest expense:
Interest-bearing customer funds on deposit
  Average balance............................................................  $  524,201  $  649,443  $  723,803
  Average interest rate......................................................        4.5%        4.5%        5.0%
                                                                               ----------  ----------  ----------
                                                                               $   23,577  $   29,067  $   35,922
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

ASSET MANAGEMENT

    Asset management revenues increased 29 percent from 1996 to 1997 and 32 percent in 1996 from 1995 due to increased revenues from larger volumes of assets in fee-based, managed account programs at Dain Rauscher and, to a lesser degree, 17 and 41 percent increases in assets under management at Insight Management.

CORRESPONDENT CLEARING

    Revenues from correspondent clearing rose $4.0 million or 25 percent in 1997 from 1996 as RPR Clearing, the Dain Rauscher unit that markets and coordinates correspondent clearing services, benefitted from a 33 percent increase in correspondent firm trade volumes. The positive effects of such increased trade volumes, however, were partially offset by a 9 percent reduction in per-trade revenues caused primarily by competitive pricing pressures.

    Correspondent clearing revenues increased $3.3 million or 27 percent in 1996 from the previous year as RPR Clearing benefitted from a 49 percent increase in correspondent firm trade volumes. Additionally, RPR Clearing benefitted from a 5 percent increase to 178 in the number of correspondent brokerage firms for which it does business.

OTHER REVENUES

    Other revenues increased by approximately $6.2 million or 35 percent in 1997 and $4.7 million or 37 percent in 1996 versus previous years principally due to increased transaction and account fee revenues. The increased transaction fees resulted from larger trade volumes in 1997 versus 1996, and the increased account fees stem from increased numbers of Individual Retirement Accounts, cash management accounts, account transfer fees and the like. Additionally, in each of 1997 and 1995, other revenues included approximately $1.8 million in gains related to the sale of securities previously obtained as a portion of compensation for certain corporate underwriting activity. In 1996 other revenues include approximately $1.1 million in gains associated with the fourth-quarter sale of two tax-exempt mutual funds.

COMPENSATION AND BENEFITS

    Compensation and benefits expense is generally affected by the level of operating revenues, earnings and the number of employees. During 1997 and 1996 compensation and benefits expense increased 11 percent and 12 percent, respectively, from the previous years. The 1997 increase was primarily the result of: (1) increased commissions and benefits paid to revenue-producing employees generating higher levels of operating revenues; (2) the effects of a 4 percent increase in the average number of employees; (3) increased incentive compensation accruals; and (4) general salary increases. The 1996 increase was largely the result of increased commissions, incentive compensation and related benefits that rose in conjunction with operating revenues and earnings. Also contributing to the 1996 increase was a 3 percent increase in the average number of employees and general salary increases.

OTHER EXPENSES

    Expenses other than compensation and benefits and the restructuring charge increased $20.3 million or 13 percent from 1996 to 1997 principally due to: (1) increased travel and promotional costs associated with the generation of new business and the upcoming merger of the Company's broker-dealer subsidiaries in January 1998; (2) increased occupancy costs associated with office expansions and office operating costs, including real estate taxes, and equipment upgrades;
(3) costs associated with information system upgrades; (4) volume-driven increases in communications, market-data and clearing services; and (5) bad debt expenses.

    During 1996, expenses other than compensation and benefits increased $12.5 million or 9 percent primarily due to: (1) increased travel and promotional costs associated with the generation of new business; (2) increased occupancy costs stemming from expansion of several operating office locations, including operating costs and real estate taxes associated with such locations; (3) increased communications costs resulting from the 1996 rollout of improved investment executive workstations; and (4) increased professional services fees.

EFFECT OF RECENT ACCOUNTING STANDARDS

    RECENT ACCOUNTING PRONOUNCEMENTS: In June 1996 the Financial Accounting Standards Board issued SFAS 125 ("SFAS 125"), "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Company adopted the provisions of SFAS 125 on January 1, 1998. The adoption of SFAS 125 did not have a material effect on the Company's consolidated financial statements.

INFLATION

    Since the Company's assets are primarily liquid in nature and experience a high rate of turnover, they are not significantly affected by inflation. However, the rate of inflation does affect many of the Company's operating costs, which may not be readily recoverable through price increases on services offered by the Company.

YEAR 2000 ISSUE & TECHNOLOGY

    The Company's business is highly dependent on communications, trading, information and data processing systems. As with other areas, the Company's technology demands have grown considerably in recent years and are anticipated to continue to grow dramatically in the years ahead. Investor interest and competitive forces in areas such as electronic order entry and access to customer statements (including through the Internet) could strain the Company's technology resources or force it to incur substantial expenses in expanding these resources. New regulations imposing additional audit trail and other data capture and retention requirements will cause the Company to incur further significant expenses. The Company has outsourced certain communications and quotations and trading systems services, and currently maintains its own back-office processing system. Although the Company and its vendors have in place tested disaster recovery systems, any failure or interruption of the Company's or a vendor's systems could cause delays in the Company's securities trading and processing activities and an inability to execute client transactions, which could have a material adverse effect on the Company's operating results. There can be no assurance that the Company or a vendor will not suffer any such systems failure or interruption or that the Company's or a vendor's backup procedures and disaster recovery capabilities will be adequate. As technology develops and industry practices and regulations change, the Company must periodically update or replace various of its key systems, including, in particular, its back-office data processing system, in order to remain competitive. The Company has committed to upgrade its current back-office processing system via an internal development process between 1998 and 2002 at an expected cost of approximately $17 million. There can be no assurance that the Company, during the process of upgrading its current back-office processing system, will not encounter technological difficulties, cost overruns, problems obtaining the necessary quantity and quality of development personnel, or difficulties in purchasing necessary components of such a system from outside vendors. Further, there can be no assurance that the back-office processing system, upon completion, will be state-of-the-art and that the system upgrade or implementation process will not result in interruption of the Company's business or delivery of its products and services to customers.

    It has become widely known that certain technological problems may arise in connection with reaching the Year 2000. Beginning with the Company's consolidation of the back-office brokerage operations of Dain Bosworth and Rauscher Pierce Refsnes in 1993, the Company has upgraded and/or replaced the bulk of its mission-critical data processing systems. Such upgrade and replacement projects were performed primarily for competitive reasons, though they included the added benefit of making such systems Year 2000 compliant. Upgrades or replacements necessary to achieve Year 2000 compliance for the Company's remaining mission-critical systems are expected to be completed in 1998, and the costs related to such upgrades or replacements are not expected to have a material effect on the Company's consolidated financial statements. During 1999, the Company, along with the rest of the securities industry, expects to test systems interdependencies with outside parties. While there can be no assurance, the Company believes that its internal systems will not experience significant disruption in connection with the Year 2000. There can be no assurance that another entity's failure to ensure Year 2000 readiness would not have an adverse effect on the Company. In particular, if the Company's internal systems or if the Company's vendors and other information providers or the securities exchanges, clearing agencies and other securities firms or financial institutions with which the Company transacts business experience any significant disruption in connection with the Year 2000, such disruption could affect the Company's ability to conduct business and may have a material adverse effect on the Company's results of operations.

    Though the Company currently maintains its own back-office processing system, it has made a commitment to internally develop an upgraded system between 1998 and 2002. This project is expected to cost approximately $17 million and yield increased productivity and technological competitiveness by improving investment executives' and correspondents' ability to serve clients, and enhance investment executive and correspondent recruiting and retention.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's assets are substantially liquid in nature and consist mainly of cash or assets readily convertible into cash. These assets are financed primarily by interest-bearing and non-interest-bearing customer credit balances, repurchase agreements, deposits for securities loaned, other payables, short-term and subordinated bank borrowings and equity capital. Changes in the amount of trading and underwriting securities owned by the Company, customer and broker receivables and securities purchased under agreements to resell directly affect the amount of the Company's financing requirements.

    The Company has various sources of capital for operations and growth. In addition to capital provided by earnings, Dain Rauscher maintains uncommitted lines of credit from a number of banks to finance transactions (principally trading and underwriting positions) when internally generated capital is not sufficient. The majority of these uncommitted lines of credit are collateralized by trading securities and customers' margin securities. On March 31, 1998, approximately $575 million of a total of $433 million in uncommitted lines of credit was unused. Also, the Company has a $50 million, committed, unsecured revolving credit facility that is used for advances to its subsidiaries, irrevocable letters of credit and general corporate purposes. The revolving credit facility contains certain financial covenants standard for revolving credit facilities of this type, including minimum net worth, net capital and a limitation on indebtedness. The maximum indebtedness permitted thereunder, excluding debt incurred under said facility and certain corporate guarantees, but including the subordinated debentures issued to former WAH shareholders, may not exceed $125 million in aggregate, unless terminated or amended. On March 31, 1998, all of this revolving credit facility was unused. On March 31, 1998, the Company also issued $30 million (face amount) in 5-year zero coupon subordinated debentures related to the acquisition of WAH. The debentures were recorded at a discounted present value of $21.7 million.

    Dain Rauscher borrowed $80 million from a bank on a subordinated basis over four years in order to fund a portion of the purchase price for the acquisition of WAH. See "--1998 Acquisition of Wessels, Arnold & Henderson, LLC."

    Dain Rauscher is subject to the Commission's Net Capital Rule measuring capitalization and liquidity and restricting amounts of capital that may be transferred to affiliates. During 1997 and the first quarter of

1998, Dain Rauscher and its predecessor broker-dealers all operated above minimum net capital standards. At March 31, 1998, regulatory net capital was $114.8 million, which was 9.5 percent of aggregate debit balances and $54.5 million in excess of the 5 percent requirement.

    Dain Rauscher is a dealer in corporate, tax-exempt and governmental fixed income securities. While many of the Company's principal transactions are executed to facilitate customer trades, Dain Rauscher also maintains certain inventory positions for its own account. These positions typically include U.S. government or U.S. government agency securities and are usually hedged with a combination of short sales of similar securities, financial futures contracts or option contracts in order to mitigate market and interest rate risk. Holdings of high-yield securities are not material. Dain Rauscher maintains comprehensive risk management policies including position limits, aging, duration and credit requirements. These policies are intended to limit the size of and risk in the Company's trading inventories.

    The Company periodically hedges its fixed income trading inventories with financial futures or option contracts. At March 31, 1998, the Company had open commitments to sell under financial futures contracts with notional amounts of $15.5 million. At March 31, 1998, the Company also had open commitments to purchase $6.0 million and to sell $6.0 million of treasury securities under option contracts. Additionally, the Company had open commitments to sell under interest rate option contracts of $1.0 million on March 31, 1998. The fair market values of these contracts was not material at March 31, 1998. In addition, the average fair market value and trading revenues associated with these contracts during 1997 and the first quarter of 1998 was not material. Such option and financial futures contracts expose the Company to off-balance-sheet market risk in the event that the changes in interest rates do not closely correlate with the change in the security price. Transactions in futures contracts are conducted through regulated exchanges which guarantee performance of counterparties and are settled in cash on a daily basis, thereby minimizing credit risk. Maintaining futures contracts typically requires the Company to deposit cash or securities with an exchange or other financial intermediary as security for its obligations. Additional cash or securities may be required to be deposited thereafter due to fluctuations in the market value of the futures contract. In writing option contracts, the Company receives a premium from the purchaser in exchange for incurring an obligation to purchase or sell securities upon exercise of the option. These obligations may require the Company to purchase securities at prices higher than prevailing market prices or sell securities at prices below prevailing market prices in order to fulfill its obligations under the contracts. Other than as described, the Company does not enter into other derivative financial instruments with off-balance-sheet risk. Derivative financial instruments held or issued for trading purposes were immaterial to the consolidated financial statements. The Company's exposure to credit risk is represented by the fair value of trading securities owned.

    In December 1997 and August 1996, respectively, the Company's Board of Directors authorized additional programs to repurchase up to 600,000 and 100,000 shares of the Company's common stock. Purchases of the common stock may be made from time to time at prevailing prices in the open market, by block purchases, or in privately negotiated transactions. The repurchased shares will be held as treasury stock and used for the Company's employee stock option and other benefit plans, or for other corporate purposes. No shares were repurchased during the first quarter of 1998. In 1997, the Company repurchased 87,568 shares of common stock at a total cost of $4.8 million pursuant to the 100,000 share program and no shares pursuant to the 600,000 share program. In 1996, the Company completed the repurchase of 600,000 shares of common stock at a total cost of $11.8 million under a program that was initiated in 1994. During 1996, no shares were repurchased pursuant to the 100,000 share program.

    In conjunction with the acquisition of WAH, the Company issued options for approximately 509,554 shares of the Company's stock. The options were priced at fair market value and will vest over a three-year period.

    The Company paid a regular quarterly cash dividend of $.18 per share in each quarter of 1997. The Company increased its regular quarterly cash dividend to $.22 per share in February 1998. During the 1998 first quarter, the Company declared and paid a regular quarterly dividend on its common stock of $.22 per share, an increase of $.04 per share over the previous rate of $.18 per share. The determination of the amount of future cash dividends, if any, to be declared and paid will depend on the Company's future financial condition, earnings and available funds.

    On April 30, 1997, the Company's Board of Directors adopted a Shareholder Rights Plan ("the Plan"). Under the Plan, the Board declared a dividend of one preferred share purchase right ("Right") for each outstanding share of common stock of the Company. The dividend was payable to the shareholders of record as of May 12, 1997. The Rights are attached to and automatically trade with the outstanding shares of the Company's common stock until they are distributed and become exercisable under the terms of the Plan.

                                   MANAGEMENT

    The following table provides certain information about each of the Company's current directors and executive officers.

                                                      PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE FOR THE PAST FIVE
NAME                                        AGE                                   YEARS
---------------------------------------     ---     ------------------------------------------------------------------
Irving Weiser..........................  50         Chairman of the Board, President, Chief Executive Officer and
                                                      Director of the Company; Chairman of the Board and Chief
                                                      Executive Officer, Dain Rauscher; member of the Company's
                                                      Executive Committee

John C. Appel..........................  49         Vice Chairman and Chief Financial Officer of the Company; Vice
                                                      Chairman and Chief Financial Officer, Dain Rauscher; member of the Company's Executive Committee

Nelson D. Civello......................  52         Senior Executive Vice President of the Company; Senior Executive
                                                      Vice President, Fixed Income Capital Markets, Dain Rauscher;
                                                      member of the Company's Executive Committee

J. Scott Spiker........................  42         Senior Executive Vice President of the Company; Senior Executive
                                                      Vice President, Business Services Group, Dain Rauscher; Chairman
                                                      of the Board and Chief Executive Officer, Insight Management;
                                                      member of the Company's Executive Committee

Kenneth J. Wessels.....................  55         Senior Executive President of the Company; Senior Executive Vice
                                                      President, Dain Rauscher Wessels division; member of the
                                                      Company's Executive Committee

Ronald A. Tschetter....................  56         Senior Executive Vice President of the Company; Senior Executive
                                                      Vice President, Private Client Group, Dain Rauscher; member of the Company's Executive Committee

David J. Parrin........................  43         Senior Vice President and Controller of the Company

Douglas J. Strachan....................  52         Senior Vice President, Senior Vice President and Director,
                                                      Information Systems, and Chief Information Officer of the
                                                      Company

Carla J. Smith.........................  40         Senior Vice President, General Counsel and Secretary of the
                                                      Company; Senior Vice President, General Counsel and Secretary,
                                                      Dain Rauscher

B. J. French...........................  62         Senior Vice President and Director of Corporate and Investor
                                                      Communications of the Company; Senior Vice President, Dain
                                                      Rauscher

J. Evans Attwell.......................  67         Director

Susan S. Boren.........................  51         Director

F. Gregory Fitz-Gerald.................  56         Director

Walter F. Mondale......................  70         Director

C. A. Rundell, Jr......................  66         Director

Robert L. Ryan.........................  55         Director

Arthur R. Schulze, Jr..................  67         Director

    Mr. Weiser has been Chairman of the Board of the Company, since 1995; Chief Executive Officer of the Company since, 1990; President and Director of the Company, since 1985; Chairman of the Board and Chief Executive Officer, Dain Rauscher, since January 1998; Chairman of the Board, Dain Bosworth, 1990 to December 1997; and Chairman of the Board, Rauscher Pierce Refsnes, 1995 to December 1997. Mr. Weiser also served as President, Dain Bosworth, from 1990 to 1994; and Acting President and Chief Executive Officer, Rauscher Pierce Refsnes, from 1995 to June 1996. Mr. Weiser is a member of the of the Company's Executive Committee.

    Mr. Appel has been Vice Chairman and Chief Financial Officer of the Company, since October 1997; Vice Chairman and Chief Financial Officer, Dain Rauscher, since January 1998; Chief Executive Officer, Dain Bosworth, February 1997 to December 1997; President, Dain Bosworth, since 1994; Executive Vice President of the Company, 1990 to December 1997; and Director of the Company, since 1995. Mr. Appel also served as Executive Vice President and Chief Financial Officer, Dain Bosworth, from 1990 to 1994; Senior Vice President of the Company, 1986 to 1990 and Chief Financial Officer of the Company, from 1986 to 1994. Mr Appel is a member of the Company's Executive Committee.

    Mr. Civello has been Senior Executive Vice President, Fixed Income Capital Markets, Dain Rauscher, since October 1997; Senior Executive Vice President of the Company, since October 1997; and Executive Vice President, Fixed Income Group, Dain Bosworth, 1990 to December 1997. Prior to 1990, Mr Civello was Executive Vice President, Capital Markets Group, US Bancorp. Mr. Civello is a member of the Company's Executive Committee.

    Mr. Spiker has been Senior Executive Vice President, Business Services Group, Dain Rauscher, since January 1998; Senior Executive Vice President of the Company, since October 1997; Chairman of the Board and Chief Executive Officer, Insight Management, since January 1998; President and Chief Executive Officer, Interra Advisory Services, 1995 to December 1997; Executive Vice President of the Company, May 1996 to October 1997; and Senior Vice President and Director of Strategic Planning and Corporate Development of the Company, 1994 to 1995. Mr. Spiker was Senior Vice President and Manager Employee Benefit Services, Norwest Bank Minnesota, N.A., from 1989 to 1994. Mr. Spiker is a member of the Company's Executive Committee.

    Mr. Wessels has been Senior Executive Vice President of the Company, since March 1998; Senior Executive Vice President of Dain Rauscher, since March 1998; and Director of the Company, since March 1998. Mr. Wessels was Chief Executive Officer and a Managing Director of WAH, since 1986, and Chief Executive Officer and a Managing Director of Wessels, Arnold and Henderson Group L.L.C., since 1995. Mr. Wessels is a member of the Company's Executive Committee.

    Mr. Tschetter has been Senior Executive Vice President, Private Client Group, Dain Rauscher, since October 1997; Senior Executive Vice President of the Company, since October 1997; and Executive Vice President, Private Client Group, Dain Bosworth, 1991 to December 1997. Mr. Tschetter is a member of the Company's Executive Committee.

    Mr. Parrin has been Senior Vice President and Controller of the Company, since April 1998. Mr. Parrin was Senior Vice President and Controller, U.S. Bancorp, from 1994 to 1998. Prior to 1994, Mr. Parrin was a partner at Ernst & Young LLP.

    Mr. Strachan has been Senior Vice President of the Company, since 1997; Chief Information Officer of the Company, since 1996; Senior Vice President and Director, Information Systems of the Company, since 1993. Mr. Strachan was Senior Vice President and Director of the Business Technology Center, First Bank System, Inc., from June 1988 to March 1993.

    Ms. Smith has been Senior Vice President of the Company, since 1994; General Counsel and Secretary of the Company, since 1991; Senior Vice President General Counsel and Secretary, Dain Rauscher, since January 1998.

    Ms. French has been Senior Vice President of the Company, since May 1996; Senior Vice President, Dain Rauscher, since January 1998; Director of Corporate and Investor Communications of the Company, since 1991; and Vice President of the Company, from 1991 to May 1996.

    Mr. Attwell has been a director of the Company since 1996. Mr. Attwell is Of Counsel, Vinson & Elkins LLP, a Houston-based law firm. Mr. Attwell was a partner, Vinson & Elkins LLP, from 1965 through 1995 and Managing Partner from 1981 through 1991. Mr. Attwell also serves as a director of American General Corporation and Seagull Energy Corporation.

    Ms. Boren has been a director of the Company since 1993. Ms. Boren is President, Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organization values. Ms. Boren was an executive with Dayton Hudson Corporation in financial, human resources and operating roles from 1981 through 1995. Ms. Boren also serves as a director of Valspar Corporation.

    Mr. Fitz-Gerald has been a director of the Company since 1987. Mr. Fitz-Gerald is President, The ANSR Company, LLC, a private company engaged in investment research using genetic algorithms and evolutionary computation. Mr. Fitz-Gerald was a private investor and financial consultant from 1991 to 1995. Previously, Mr. Fitz-Gerald held senior executive positions with Commercial Credit Company and Primerica Corporation, American Express Company, American Express Credit Corporation, and Merrill Lynch & Co., Inc.

    Mr. Mondale has been a director of the Company since May 1997. Mr. Mondale is a partner, Dorsey & Whitney LLP, a Minneapolis-based law firm. Mr. Mondale was the U.S. Ambassador to Japan, from 1993 through 1996. Mr. Mondale was also the Democratic Party's nominee for President in 1984, Vice President of the United States from 1976 to 1980, a U.S. Senator from 1964 to 1976, and Attorney General for the State of Minnesota from 1960 to 1964. Mr. Mondale also serves as a director of the Mayo Foundation; CNA Financial Corp; University of Minnesota Foundation; United HealthCare Corp.; St. Jude Medical, Inc.; and 23 Blackrock Funds.

    Mr. Rundell has been a director of the Company since 1994. Mr. Rundell has been a private investor and financial consultant, doing business as Rundell Enterprises, since he retired as the Chairman of the Board, President and Chief Executive Officer, Cronus Industries, in 1988, positions that he had held since 1977. Mr. Rundell also serves as chairman of NCI Building Systems, Inc., as chairman of Tyler corporation and as a director of Tandy Brands Accessories, Inc.

    Mr. Ryan has been a director of the Company since 1994. Mr. Ryan has been Senior Vice President and Chief Financial Officer, Medtronic, Inc., since 1993. Mr. Ryan had been Vice President, Finance, and Chief Financial Officer, Union Texas Petroleum Corp., from 1984 to 1993. Mr. Ryan also is a director of TECO Energy, Inc., Tampa Electric Company and United HealthCare Corporation.

    Mr. Schulze has been a director of the Company since 1987. Mr. Schulze retired from his position as Vice Chairman of the Board of General Mills, Inc. in 1993, a position he had held since 1989. He previously served as Executive Vice President of General Mills, Inc. and President of its Grocery Products Food Group. Mr. Schulze is also a director of Sealright Co., Inc.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Securities will be used for general corporate purposes, including, without limitation, repayment of outstanding indebtedness of the Company, investments in, or extensions of credit to, the Company's subsidiaries and possible acquisitions and other general corporate purposes. Specific allocations of the proceeds to such purposes may not have been made at the date of the applicable Prospectus Supplement, although management of the Company will have determined that funds should be obtained at that time in anticipation of future funding requirements. The precise amount and timing of the application of such proceeds will depend upon the funding requirements of the Company and the availability and cost of other funds. Pending such application, such net proceeds may be temporarily invested or applied to the reduction of short-term indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES
                       (UNAUDITED, DOLLARS IN THOUSANDS)

    The following are the consolidated ratios of earnings to fixed charges for the periods presented.

                                               THREE
                                              MONTHS
                                            ENDED MARCH
                                                31,                   FISCAL YEAR ENDED DECEMBER 31,
                                            -----------  ---------------------------------------------------------
                                               1998         1997        1996        1995       1994        1993
                                            -----------  ----------  ----------  ----------  ---------  ----------
Computation of earnings:

  Earnings (loss ) before income taxes*...   $  (3,163)  $   76,755  $   87,402  $   56,271  $  39,795  $   77,353
  Fixed charges...........................      17,833       67,799      66,079      73,367     46,409      35,017
                                            -----------  ----------  ----------  ----------  ---------  ----------
EARNINGS FOR COMPUTATION..................   $  14,670   $  144,554  $  153,481  $  129,638  $  86,204  $  112,370
                                            -----------  ----------  ----------  ----------  ---------  ----------
                                            -----------  ----------  ----------  ----------  ---------  ----------
COMPUTATION OF FIXED CHARGES:

Net rental expense........................   $   6,797   $   27,679  $   25,558  $   25,771  $  22,414  $   19,085
                                            -----------  ----------  ----------  ----------  ---------  ----------
                                            -----------  ----------  ----------  ----------  ---------  ----------
Portion of rentals deemed representative
  of interest.............................   $   2,266   $    9,226       8,519  $    8,590  $   7,471  $    6,362
Interest expense:
  Customer funds on deposit...............       3,264       23,577      29,067      35,922     22,125      16,249
  Short-term bank loans and other.........      12,154       32,943      25,526      25,154     14,946      10,850
  Subordinated and other long-term debt...         149        2,053       2,967       3,701      1,867       1,556
                                            -----------  ----------  ----------  ----------  ---------  ----------
  Total interest expense..................      15,567       58,573      57,560      64,777     38,938      28,655
                                            -----------  ----------  ----------  ----------  ---------  ----------
TOTAL FIXED CHARGES FOR COMPUTATION.......   $  17,833   $   67,799  $   66,079  $   73,367  $  46,409  $   35,017
                                            -----------  ----------  ----------  ----------  ---------  ----------
                                            -----------  ----------  ----------  ----------  ---------  ----------
RATIO OF EARNINGS TO FIXED CHARGES*.......         .82x        2.13x       2.32x       1.77x      1.86x       3.21x
                                            -----------  ----------  ----------  ----------  ---------  ----------
                                            -----------  ----------  ----------  ----------  ---------  ----------

------------------------

* For the three months ended March 31, 1998, the ratio of earnings to fixed charges is less than 1.0 due to a $20 million merger-related charge. Excluding the merger-related charge, the ratio is 1.94.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. Particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general and specific provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. If so incorporated in the Prospectus Supplement, the terms of the Debt Securities may differ from the terms set forth below. The Debt Securities may be issued either separately, or together.

    The Senior Notes will be issued under an Indenture dated as of May 15, 1998 (the "Senior Note Indenture") between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Senior Note Trustee"), and the Subordinated Notes will be issued under an Indenture dated as of May 15, 1998 (the "Subordinated Note Indenture" and, together with the Senior Note Indenture, the "Indentures") between the Company and Norwest Bank Minnesota, National Association, as Trustee (the "Subordinated Note Trustee"). Copies of the Indentures have been filed as exhibits to the Registration

Statement of which this Prospectus is a part. The following brief summary of certain provisions of the Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indentures, and is further qualified by any description contained in the applicable Prospectus Supplement or Prospectus Supplements. Certain terms capitalized and not otherwise defined herein are defined in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, such sections or defined terms are incorporated herein by reference. The Debt Securities may be issued from time to time in one or more series. The terms of each series of Debt Securities, including, without limitation, any restrictive covenants with respect thereto, will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an Officers' Certificate or by a supplemental indenture. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements.

GENERAL

    The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder nor the amount of other debt which may be issued by the Company. The Debt Securities will be unsecured obligations of the Company and those issued under the Senior Note Indenture will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company, while those issued under the Subordinated Note Indenture will be subordinated as hereinafter described under "SUBORDINATION OF SUBORDINATED NOTES."

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, the Debt Securities of any series will be issued only in fully registered form in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. (Section 302) Debt Securities may be issuable in the form of one or more Global Securities, as described below under "GLOBAL SECURITIES." A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Debt Securities of the series represented by such Global Security. The Debt Securities (other than those issued in the form of a Global Security) are exchangeable or transferable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and require the holders to furnish appropriate endorsements and transfer documents. (Section 305)

    Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount below their principal amount. Special Federal income tax and other considerations applicable thereto and special Federal tax and other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars will be described in the Prospectus Supplement or Prospectus Supplements relating thereto.

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, principal of and any premium and interest on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the principal corporate trust office of the applicable Trustee. In addition, unless otherwise provided in the applicable Prospectus Supplement or Prospectus Supplements, payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears on the Security Register. (Sections 301, 305, 1001 and 1002)

    The applicable Prospectus Supplement or Prospectus Supplements will describe the terms of the Debt Securities offered thereby, including the following: (1) the title of the offered Debt Securities; (2) whether the offered Debt Securities are Senior Notes or Subordinated Notes; (3) any limit on the aggregate principal amount of the offered Debt Securities; (4) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the offered Debt Securities will be issued; (5) the date or dates on which the offered Debt Securities will mature and any rights of extension; (6) the rate or rates, if any (which may be fixed or variable), per annum at which the offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date from which any such interest will accrue; (7) the dates on which any such interest on the offered Debt Securities will be payable and the regular record dates therefor; (8) any mandatory or optional sinking fund or analogous provisions; (9) the period or periods, if any, within which and the price or prices at which the offered Debt Securities may be redeemed, pursuant to any redemption provisions, at the option of the Company or of the holder thereof and other detailed terms of any such optional redemption provision; (10) the currency or currency units, including European Currency Units ("ECUs") or other composite currencies, for the payment of principal of and any premium and interest payable on the offered Debt Securities, if other than United States dollars; (11) the place or places where the principal of and any premium and interest on the offered Debt Securities will be payable; (12) any other event or events of default applicable with respect to the offered Debt Securities in addition to or in lieu of those described under "EVENTS OF DEFAULT"; (13) the denominations in which any offered Debt Securities will be issuable, if other than denominations of $l,000 or any amount in excess thereof which is an integral multiple of 1,000; (14) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Securities and the circumstance under which any such Global Security may be exchanged for Securities registered in the name of, and any transfer of such Global Security may be registered to, a Person other than such Depositary or its nominee; and
(15) any other terms of the offered Debt Securities not inconsistent with the provisions of the Indenture.

    The Debt Securities are obligations exclusively of the Company. The Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are largely dependent upon the earnings of such subsidiaries and the ability of the Company to withdraw capital from such subsidiaries. Because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations of the Company's subsidiaries. See "Risk Factors--Holding Company Structure; Effective Subordination."

GLOBAL SECURITIES

    Unless otherwise provided in the Prospectus Supplement relating thereto, the following description will apply to any series of Debt Securities issued, in whole or in part, in the form of a Global Security or Global Securities deposited with, or on behalf of, Depository Trust Company ("DTC") (each such Debt Security represented by a Global Security being referred to herein as a "Book-Entry Security"). Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, Global Securities will be issued in registered form. (Section 305)

    Upon initial issuance, all Book-Entry Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula and having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable Prospectus Supplement or Prospectus Supplements, all Book-Entry Securities will be denominated in U. S. dollars.

    Upon the issuance of a Global Security, DTC will credit accounts held with it with the respective principal or face amounts of the Book-Entry Securities represented by such Global Security. The accounts to be credited shall be designated initially by the Agent through which the Debt Security was sold or, to the extent that such Debt Securities are offered and sold directly, by the Company. Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with DTC ("participants") and to persons that may hold interests through such participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest by such participant will be effected only through, records maintained by such participant.

    Payment of principal of, premium, if any, and interest, if any, on Book-Entry Securities represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered holder of the Book-Entry Securities represented thereby for all purposes under the Indentures. None of the Company, the Trustee, the Paying Agent or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Securities or any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owner of beneficial interests in a Global Security owning through such participants or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

    The Company has been advised by DTC that, upon receipt of any payment of principal of, premium, if any, or interest, if any, on any such Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held by such participants for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    No Global Security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

    Unless otherwise specified in the applicable Prospectus Supplement or Prospectus Supplements, a Global Security representing Book-Entry Securities is exchangeable for certificated Debt Securities of the same series and bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, repayment provisions, if any, stated maturity and other terms and of differing authorized denominations aggregating a like amount, if any, if (x) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,
(y) the Company in its sole discretion determines that such Global Security shall be exchangeable for certificated Debt Securities or (z) there shall have occurred and be continuing an Event of Default with respect to the Book-Entry Securities. Such certificated Debt Securities shall be registered in the names of the owners of the beneficial interests in such Global Security as provided by DTC's relevant participants (as identified by DTC).

    Owners of beneficial interests in a Global Security will not be considered the registered holders thereof for any purpose under the applicable Indenture, and no Global Security representing Book-Entry Securities shall be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a registered holder under the applicable Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    DTC, as the registered holder of each Global Security, may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a registered holder is entitled to give or take under the applicable Indenture. The Company understands that, under existing industry practices, in the event that the Company requests any action of registered holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a registered holder is entitled to give or take under such Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks (which may include the Trustee), trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SUBORDINATION OF SUBORDINATED NOTES

    The payment of the principal of and interest on the Subordinated Notes will, to the extent set forth in the Subordinated Note Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt of the Company. (Section 1301) In certain events of insolvency, the payment of the principal of and interest on the Subordinated Notes will, to the extent set forth in the Subordinated Note Indenture, also be effectively subordinated in right of payment to the prior payment in full of all General Obligations. No payment pursuant to the Subordinated Notes may be made and no Holder of the Subordinated Notes shall be entitled to demand or receive any such payment unless all amounts of principal of, premium, if any, and interest then due on all Senior Debt of the Company shall have been paid in full or duly provided for and, at the time of such payment or immediately after giving effect thereto, there shall not exist with respect to any such Senior Debt any Event of Default permitting the holders thereof to accelerate the maturity thereof or any event which, with notice or lapse of time or both, would become such an event of default. (Section
1302) Upon any payment or distribution of the assets of the Company in connection with dissolution, winding-up, liquidation or reorganization, the holders of Senior Debt of the Company will be entitled to receive payment in full of principal, premium, if any, and interest in accordance with the terms of such Senior Debt before any payment is made on the Subordinated Notes. (Section
1303) If upon any such payment or distribution of assets to creditors, there remains, after giving effect to such subordination provisions in favor of the holders of Senior Debt, any amount of cash, property or securities available for payment or distribution in respect of Subordinated Notes (as defined in the Subordinated Note Indenture, "Excess Proceeds"), and if, at such time, any creditors in respect of General Obligations have not received payment in full of all amounts due or to become due on or in respect of such General Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such General Obligations before any payment or distribution may be made in respect of the Subordinated Notes. (Section 1314)

    "Senior Debt" of the Company is defined in the Subordinated Note Indenture to mean the principal of, premium, if any, and interest on (1) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Subordinated Note Indenture or thereafter created, assumed or incurred (including, without limitation, any Senior Notes issued pursuant to the Senior
Note Indenture), except (a) such indebtedness as is by its terms expressly stated to rank junior in the right of payment to the Subordinated Notes or to rank PARI PASSU with the Subordinated Notes and (b) Senior Debt, and (2) any deferrals, renewals or extensions of any such Senior Debt. "General Obligations" of the Company are defined in the Subordinated Note Indenture to mean all obligations of the Company to make payment on account of claims of general creditors, other than (1) obligations on account of Senior Debt and (2) obligations on account of the Subordinated Notes and indebtedness of the Company for money borrowed ranking PARI PASSU with or subordinate to the Subordinated Notes. The term "claim" as used in the foregoing definition has the meaning assigned thereto in Section 101(5) of the Bankruptcy Code of 1978, as amended to April 1, 1993. The term "indebtedness of the Company for money borrowed" is defined to mean any obligation of, or any obligation guaranteed by, the Company for the repayment of money borrowed, whether or not evidenced by bonds, debenture notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets. (Section 101)

    By reason of the subordination described above, in the event of the bankruptcy, insolvency or reorganization of the Company, holders of Senior Debt of the Company may receive more, ratably, and Holders of the Subordinated Notes may receive less, ratably, than creditors of the Company who are not holders of Senior Debt or of the Subordinated Notes. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Notes.

    The subordination provisions of the Subordinated Note Indenture described herein are provided for the benefit of the holders of Senior Debt and are not intended for the benefit of creditors in respect of General Obligations. The Company and the Subordinated Note Trustee may amend the Subordinated Note Indenture to reduce or eliminate the rights of creditors in respect of General Obligations without the consent of such creditors or the Holders of the Subordinated Notes. (Section 1315)

EVENTS OF DEFAULT

    The following events are defined in the Indentures as "Events of Default" with respect to any series of Debt Securities, unless otherwise provided with respect to such series: (1) failure to pay any interest on any Debt Security of that series when due and payable, continued for 30 days; (2) failure to pay principal of or any premium on any Debt Security of that series when due and payable; (3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (4) failure to perform any other covenant of the Company in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indentures; (5) certain events in bankruptcy, insolvency or reorganization involving the Company; and (6) any other Event of Default provided with respect to Debt Securities of that series.

    If an Event of Default with respect to any series of Debt Securities Outstanding under either Indenture occurs and is continuing, then either the applicable Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the applicable Indenture may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such lesser portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the applicable Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

    Each Indenture provides that, subject to the duty of the applicable Trustee during default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable indemnity. (Sections 601, 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series. (Section 512)

    The Company is required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance. (Section 704)

MODIFICATION AND WAIVER

    Modifications and amendments of the Indentures may be made by the Company and the applicable Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; PROVIDED HOWEVER, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby; (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (2) reduce the principal amount of, or premium or interest on, any Debt Security; (3) change any obligation of the Company to pay additional amounts; (4) reduce the amount of principal of an Original Issue Discount Debt Security due and payable upon acceleration of the Maturity thereof; (5) change the place of payment where or coin or currency in which the principal of, or any premium or interest on, any Debt Security is payable; (6) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; (8) modify the provisions of the Subordinated Note Indenture with respect to the subordination of any Subordinated Notes in a manner adverse to the Holders thereof; or (9) modify any of the above provisions. (Section 902)

    The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture. (Section 1009) The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default (1) in the payment of principal of, or any premium or interest on, any Senior Notes, or (2) in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security of such series affected. (Section 513)

    Each Indenture provides that, in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Debt Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof to such date, and (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit that will be deemed to be Outstanding will be the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Debt Security, the United States dollar equivalent, determined as of the date of original issuance of such Debt Security, of the amount determined as provided in (1) above). (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Company, without the consent of the Holders of any of the Outstanding Debt Securities under either Indenture, may consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that any successor Person assumes the Company's obligations on the Debt Securities and under such Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing under such Indenture and that certain other conditions are met. (Section 801)

CONVERTIBILITY

    Unless otherwise indicated in the applicable Prospectus Supplement or Prospectus Supplements, no series of Debt Securities offered hereby will be convertible into, or exchangeable for, other securities or property.

REGARDING THE TRUSTEE

    Norwest Bank Minnesota, National Association, is trustee under the Indenture pursuant to which the Debt Securities are to be issued. The Trustee also participates in an uncommitted line of credit with the Company, serves as the transfer agent for the Company's Common Stock, the trustee and administrator for the Company's Retirement Plan and Executive Deferred Compensation Plan and the Rights Agent under the Company's Shareholder Rights Plan. The Trustee also provides other banking and advisory services for the Company and purchases products and services from the Company in the ordinary course of business.

GOVERNING LAW

    The Indenture and the Debt Securities will be governed by, and construed in accordance with the laws of Delaware, without giving effect to the conflicts of law principles thereof.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.125 per share, and 2,501,940 shares of Preferred Stock, designated as follows: 2,000,000 shares of $1 per share par value, designated as $1 Par Value Preferred Stock, 1,940 shares of $100 per share par value, designated as 7% Convertible Preferred Stock, and 500,000 shares of $16 per share par value, designated as $16 Par Value Preferred Stock. The holders of shares of Common Stock are entitled to one vote for each share held. Subject to payment of dividends on outstanding shares of Preferred Stock, each share of Common Stock is entitled to participate equally in dividends out of funds legally available therefor, as and when declared by the Board of Directors. After payment of the liquidation preferences on the outstanding shares of Preferred Stock, the holders of shares of Common Stock are entitled to participate equally in the distribution of assets in the event of liquidation. The shares of Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable.

    On April 30, 1997, the Board of Directors of the Company adopted a Shareholder Rights Plan (the "Plan"). Under the Plan, the Board declared a dividend of one preferred share purchase right ("Right") for each outstanding share of Common Stock of the Company. The Rights are attached to and automatically trade with the outstanding shares of the Company's Common Stock. The Plan provides that, if any person or group becomes a holder of 15% or more of the outstanding shares of the Company's Common Stock, each Right not owned by such person or group will entitle its holder to purchase, at the Right's then-current purchase price ($140 per Right as of April 30, 1997), shares of Common Stock of the Company having a value of twice the Right's purchase price. The Rights would not be triggered, however, if the acquisition of 15% or more of the Company's outstanding Common Stock is pursuant to a tender offer or exchange for all outstanding shares of the Company's Common Stock which is determined by the Board of Directors to be in the best interests of the Company and its stockholders. The Rights are redeemable at a price of $0.01 per Right at any time prior to the time they become exercisable. The Rights will expire on April 30, 2007, if not previously redeemed or exercised.

    The Company's Certificate of Incorporation requires that certain "Business Combinations" (as defined in the Certificate of Incorporation), including mergers, consolidations and sales of a substantial amount of assets, between the Company or a majority-owned subsidiary of the Company and an "Interested Stockholder" (as defined in the Certificate of Incorporation) or its affiliates or associates, be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock of the Company (excluding any shares of voting stock held by such Interested Stockholder), unless such Business Combination shall have been approved by a majority of "Continuing Directors" (as defined in the Certificate of Incorporation) or shall satisfy certain fair price and other conditions. In such event, a Business Combination, in order to be approved, requires only such affirmative vote as may be required by law, any other provision of the Certificate of Incorporation or the terms of any other securities of the Company.

COMMON STOCK

    As of May 6, 1998, 12,383,313 shares of Common Stock were outstanding. An aggregate of 47,523,944 shares, $.125 par value, remain authorized and unissued. As of May 6, 1998, an aggregate of 6,985,996 of such authorized, unissued shares have been reserved for issuance to stock incentive and deferred compensation plans. Subject to any prior rights of any Preferred Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Company out of funds legally available therefor. Subject to the rights, if any, of any Preferred Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such Preferred Stock, in the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by the Company. The outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association, Minneapolis, Minnesota.

PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Stock. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designation relating to each series of the Preferred Stock. Certain terms capitalized and not otherwise defined herein are defined in the Certificate of Designation relating to each series of the Preferred Stock.

    GENERAL. Pursuant to the Company's Restated Certificate of Incorporation, as amended, the Board of Directors of the Company has the authority, without further stockholder action, to issue from time to time a maximum of 2,501,940 shares of preferred stock ("Preferred Stock"), including shares issued or reserved for issuance, in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Company may determine. The authority of the Board of Directors of the Company includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof; (ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (v) whether and upon what terms the shares are to be convertible; (vi) the voting rights, if any, which shall apply; (vii) restrictions, if any, on the issue or reissue of any Preferred Stock; (viii) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Company; and (ix) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. At March 31, 1998, no shares of Preferred Stock were outstanding.

    The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the title, stated value and liquidation preferences of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such Preferred Stock will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity in all respects with the outstanding shares of the Company's Preferred Stock described below and each other series of the Preferred Stock. The Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. Unless otherwise specified in the applicable Prospectus Supplements, Norwest Bank Minnesota, National Association, South St. Paul, Minnesota will be the transfer agent and registrar for the Preferred Stock.

    DIVIDENDS. The holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof.

    Dividends on any series of the Preferred Stock will be cumulative as provided in, or except as otherwise specified in, the applicable Prospectus Supplement. No full dividends will be declared or paid or set apart for payment on any stock of the Company ranking, as to dividends, on a parity with or junior to the Preferred Stock for any period unless full dividends on the Preferred Stock of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared or made upon Preferred Stock of each series and any other Preferred Stock ranking on a parity as to dividends with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on Preferred Stock of each series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on shares of each series of the Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any share of any such stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and upon liquidation) unless, in each case, the full dividends on each series of the Preferred Stock shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Stock which may be in arrears.

    VOTING RIGHTS. If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any preferred stock of the Company is equal to at least six quarterly dividends on such series of preferred stock of the Company, the number of the directors of the Company will be increased by two and the holders of all outstanding series of preferred stock of the Company, voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default on all preferred stock of the Company have been paid or declared and set apart for payment.

    The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of the preferred stock of the Company, voting as a class, will be required for any amendment of the Company's Certificate of Incorporation (including any certificate of designation or any similar document relating to any series of preferred stock of the Company) which will adversely affect the powers, preferences, privileges or rights of such series of preferred stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of preferred stock of the Company, voting as a single class without regard to series, will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to such series of preferred stock as to dividends or upon liquidation.

    REDEMPTION. A series of the Preferred Stock may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

    The Prospectus Supplement relating to a series of the Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Stock which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Stock. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Stock.

    If fewer than all of the outstanding shares of any series of the Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional share).

    Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Stock of any series are in arrears, no Preferred Stock of such series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Preferred Stock of such series; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Stock.

    Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Stock called for redemption (unless default shall be made by the Company in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Company. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

    CONVERSION. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will not be convertible into any other class or series of capital stock of the Company.

    RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of each series of the Preferred Stock and any other stock ranking on a parity with such series of Preferred Stock upon liquidation will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Company ranking junior to such series of the Preferred Stock upon liquidation, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then-current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto. Neither the sale of all or any part of the property and business of the Company, nor the merger or consolidation of the Company into or with any other corporation nor the merger or consolidation of any other corporation into or with the Company, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the holders of the Preferred Stock of any series and any other shares of stock of the Company ranking as to any such distribution on a parity with such series of the Preferred Stock shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Stock or other securities of the Company ranking as to any such distribution on a parity with the Preferred Stock of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Stock of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Stock will have no right or claim to any of the remaining assets of the Company.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Shares. Securities Warrants may be issued independently or together with other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, will be filed or incorporated by reference as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates. Certain terms capitalized and not otherwise defined herein are defined in the Securities Warrant Agreements.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, without limitation, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the Currencies in which such

Securities Warrants are being offered; (iii) the designation, aggregate principal amount, Currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the designation and terms of any series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (v) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately;
(vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of any material United States federal income tax consequences; and (x) any other terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related series of Securities will be transferable separately; (v) the number of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of Preferred Stock or shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the expiration date thereof; (vii) a discussion of any material United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Stock or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

    Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration or transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities,

Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including: (i) the issuance of capital stock as a dividend or distribution on the Common Stock;
(ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); or (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Company shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; PROVIDED, HOWEVER, that the Company may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; PROVIDED, HOWEVER, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and PROVIDED FURTHER that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification of or change to the Common Stock, other than changes in par value, (ii) a consolidation or merger involving the Company, other than where the Company is the continuing corporation and reclassification or change, as described in (i) above, is involved, or (iii) a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                             FOREIGN CURRENCY RISKS

GENERAL

    The Securities of a series may be denominated in and the principal of, and any interest or premium on, such Securities may be payable in such foreign currencies or currency units as may be designated by the Company at the time of offering (the "Foreign Currency Securities").

    THIS PROSPECTUS DOES NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY SECURITIES THAT RESULT FROM SUCH SECURITIES BEING DENOMINATED OR PAYABLE IN A FOREIGN CURRENCY OR CURRENCY UNIT, EITHER AS SUCH RISKS EXIST AT THE DATE OF THIS PROSPECTUS OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN FOREIGN CURRENCY SECURITIES. FOREIGN CURRENCY SECURITIES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

    The information set forth below is by necessity incomplete. Prospective purchasers of Foreign Currency securities should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a Foreign Currency Security or the receipt of payments of principal of and any premium and interest on a Foreign Currency Security in a Specified Currency (as defined below).

EXCHANGE RATES AND EXCHANGE CONTROLS

    An investment in Foreign Currency Securities entails significant risks that are not associated with a similar investment in a security denominated in United States dollars. Such risks include, without limitation, the possibility of significant changes in the rate of exchange between the United States dollar and the currency or currency unit designated in the applicable Prospectus Supplement (the "Specified Currency") the inconvertibility of the foreign currency or currencies due to act of war, natural disaster, adverse foreign governmental legislation or executive action or other cause, and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the United States dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Security. Depreciation of the Specified Currency applicable to a Foreign Currency Security against the United States dollar would result in a decrease in the United States dollar-equivalent yield of such Security (or the Debt Security purchasable upon exercise of any Debt Warrant), in the United States dollar-equivalent value of the principal repayable at maturity of such Security (or the Security purchasable upon exercise of such Debt Warrant) and, generally, in the United States dollar-equivalent market value of such Security.

    Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to a Foreign Currency Security's maturity (or the maturity of the Debt Security issuable upon exercise of a Debt Warrant). Even if there are no exchange controls, it is possible that the Specified Currency for any particular Foreign Currency Security would not be available at such Debt Security maturity (or the maturity of the Debt Security issuable upon exercise of a Debt Warrant) due to other circumstances beyond the control of the Company.

JUDGMENTS

    If an action based on Foreign Currency Securities were commenced in a court of the United States, it is likely that such court would grant judgment relating to such Securities only in United States dollars. It is not clear, however, whether, in granting such judgment, the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current New York law, a state court in the state of New York rendering a judgment on a Foreign Currency Security would be required to render such judgment in the Specified Currency in which such Foreign Currency Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of Foreign Currency Securities would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the applicable Trustee converts United States dollars to the Specified Currency for payment of the judgment.

LIMITED FACILITIES FOR CONVERSION

    Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks generally do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Foreign Currency Securities will, unless otherwise specified in the applicable Prospectus Supplement or Prospectus Supplements, be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Foreign Currency Securities denominated in ECUs, Brussels).

                              PLAN OF DISTRIBUTION

    The Company may offer and sell the Securities in any combination of three ways: (i) through agents; (ii) through underwriters or dealers; or (iii) directly to one or more purchasers. The Prospectus Supplement or Prospectus Supplements with respect to any of the Securities offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities, the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Securities may be listed. Accordingly, if so indicated in the Prospectus Supplement or Prospectus Supplements, the term of the distribution may differ from the terms set forth below.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    If so indicated in the Prospectus Supplement relating to any Securities offered thereby, the Company will authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase such Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    Any underwriter, dealer or agent participating in the distribution of an offering of Securities may be deemed to be an underwriter, and any discounts or commissions received by it on the sale or resale of Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

    Any underwriter, dealer or agent participating in the distribution of an offering of Common Stock may engage in "passive market-making" in the Common Stock on the Nasdaq in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market-makers in the security being distributed to engage in limited market-making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. Rule 10b-6A prohibits underwriters and selling group members engaged in passive market-making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market-marker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market-making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed.

    Unless otherwise indicated in the applicable Prospectus Supplement, all Securities (other than the Common Stock) will be new issues of securities with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Securities.

    In connection with the offering of the Securities, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Securities for their own account by selling more Securities than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Securities in the open market. In addition, the Underwriters may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

                             VALIDITY OF SECURITIES

    The validity of the Securities will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The consolidated financial statements included in this Prospectus and incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are included or incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
               AS OF DECEMBER 31, 1997 AND 1996, AND FOR EACH OF
           THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1997

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-1

Consolidated Financial Statements:

  Consolidated Statements of Operations....................................................................        F-2

  Consolidated Balance Sheets..............................................................................        F-3

  Consolidated Statements of Shareholders' Equity..........................................................        F-4

  Consolidated Statements of Cash Flows....................................................................        F-5

  Notes to Consolidated Financial Statements...............................................................        F-6

Quarterly Financial Information (unaudited)................................................................       F-20

                                     AS OF MARCH 31, 1998 AND FOR THE THREE-MONTH
                                        PERIODS ENDED MARCH 31, 1998 AND 1997

Consolidated Financial Statements:

  Consolidated Balance Sheets..............................................................................       F-21

  Consolidated Statements of Operations....................................................................       F-22

  Consolidated Statements of Cash Flows....................................................................       F-23

  Notes to Consolidated Financial Statements...............................................................       F-24

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders

Dain Rauscher Corporation:

    We have audited the accompanying consolidated balance sheets of Dain Rauscher Corporation (formerly Interra Financial Incorporated) as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dain Rauscher Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Minneapolis, Minnesota
February 5, 1998, except for Note N,
  which is as of February 9, 1998

                           DAIN RAUSCHER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
Revenues:
  Commissions................................................................  $  274,847  $  223,084  $  175,987
  Principal transactions.....................................................     152,150     169,040     179,180
  Investment banking and underwriting........................................     111,280     111,391      89,763
  Interest...................................................................     122,492     110,551     109,393
  Asset management...........................................................      46,304      35,890      27,088
  Correspondent clearing.....................................................      19,827      15,806      12,484
  Other......................................................................      23,775      17,554      12,852
                                                                               ----------  ----------  ----------
Total revenues...............................................................     750,675     683,316     606,747
Interest expense.............................................................     (58,573)    (57,560)    (64,777)
                                                                               ----------  ----------  ----------
Net revenues.................................................................     692,102     625,756     541,970
                                                                               ----------  ----------  ----------
Expenses excluding interest:
  Compensation and benefits..................................................     427,599     385,905     345,834
  Communications.............................................................      46,450      43,301      40,624
  Occupancy and equipment rental.............................................      41,512      35,870      33,019
  Travel and promotional.....................................................      30,293      24,296      20,665
  Floor brokerage and clearing fees..........................................      12,328      10,271       9,714
  Other......................................................................      42,165      38,711      35,843
  Restructuring charge.......................................................      15,000      --          --
                                                                               ----------  ----------  ----------
Total expenses excluding interest............................................     615,347     538,354     485,699
                                                                               ----------  ----------  ----------
Earnings:
  Earnings before income taxes...............................................      76,755      87,402      56,271
  Income tax expense.........................................................     (27,480)    (30,591)    (20,398)
                                                                               ----------  ----------  ----------
Net earnings.................................................................  $   49,275  $   56,811  $   35,873
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings per share:
  Basic......................................................................  $     4.01  $     4.68  $     2.96
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  Diluted....................................................................  $     3.77  $     4.49  $     2.85
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                           DAIN RAUSCHER CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Assets:
  Cash and cash equivalents...........................................................  $     35,909  $     34,387
  Cash and short-term investments segregated for regulatory purposes..................       --             15,000
  Receivable from customers...........................................................     1,170,160     1,035,847
  Receivable from brokers and dealers.................................................       229,421       202,040
  Securities purchased under agreements to resell.....................................       135,777        81,631
  Trading securities owned............................................................       541,511       288,824
  Equipment, leasehold improvements and buildings, at cost, less accumulated
    depreciation of $42,800 and $31,330, respectively.................................        42,376        32,946
  Other receivables...................................................................        80,867        75,685
  Deferred income taxes...............................................................        44,868        39,704
  Other assets........................................................................        23,512        21,361
                                                                                        ------------  ------------
                                                                                        $  2,304,401  $  1,827,425
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Liabilities and Shareholders' Equity:
Liabilities:
  Short-term borrowings...............................................................  $    179,000  $     25,000
  Drafts payable......................................................................        83,499        69,989
  Payable to customers................................................................       601,949       869,641
  Payable to brokers and dealers......................................................       580,970       229,852
  Securities sold under repurchase agreements.........................................       170,906        57,967
  Trading securities sold, but not yet purchased......................................       127,364        58,805
  Accrued compensation................................................................       128,463       119,244
  Other accrued expenses and accounts payable.........................................        97,500        93,751
  Subordinated and other debt.........................................................        15,659        27,290
                                                                                        ------------  ------------
                                                                                           1,985,310     1,551,539
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Shareholders' equity:
  Common stock (1997: issued 12,367,447 and outstanding 12,275,104 shares; 1996:
    issued and outstanding 12,174,968 shares).........................................         1,546         1,522
  Additional paid-in capital..........................................................        89,321        81,316
  Retained earnings...................................................................       233,419       193,048
  Treasury stock, at cost.............................................................        (5,195)      --
                                                                                        ------------  ------------
                                                                                             319,091       275,886
                                                                                        ------------  ------------
                                                                                        $  2,304,401  $  1,827,425
                                                                                        ------------  ------------
                                                                                        ------------  ------------

          See accompanying notes to consolidated financial statements.

                           DAIN RAUSCHER CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                             COMMON STOCK
                                                        ----------------------  ADDITIONAL
                                                          SHARES                  PAID-IN     RETAINED   TREASURY   SHAREHOLDERS'
                                                        OUTSTANDING   AMOUNT      CAPITAL     EARNINGS     STOCK       EQUITY
                                                        -----------  ---------  -----------  ----------  ---------  -------------
Balances at December 31, 1994.........................      12,062   $   1,508   $  73,434   $  120,478  $  --       $   195,420
                                                        -----------  ---------  -----------  ----------  ---------  -------------
Net earnings..........................................      --          --          --           35,873     --            35,873
Repurchase of common stock............................        (297)        (38)     --           (6,811)    --            (6,849)
Common stock issued upon exercise of stock options....         280          36       2,277       --         --             2,313
Restricted common stock issued and amortized..........          20           2          53       --         --                55
Stock credited to deferred compensation plan
  participants........................................      --          --             859       --         --               859
Cash dividends on common stock
  ($.42 2/3 per share)................................      --          --          --           (5,177)    --            (5,177)
                                                        -----------  ---------  -----------  ----------  ---------  -------------
Balances at December 31, 1995.........................      12,065       1,508      76,623      144,363     --           222,494
                                                        -----------  ---------  -----------  ----------  ---------  -------------
Net earnings..........................................      --          --          --           56,811     --            56,811
Repurchase of common stock............................         (59)         (7)     --           (1,334)    --            (1,341)
Common stock issued upon exercise of stock options....         136          17       1,217       --         --             1,234
Restricted common stock issued and amortized..........          33           4         342       --         --               346
Stock credited to deferred compensation plan
  participants........................................      --          --           3,134       --         --             3,134
Cash dividends on common stock
  ($.56 per share)....................................      --          --          --           (6,792)    --            (6,792)
                                                        -----------  ---------  -----------  ----------  ---------  -------------
Balances at December 31, 1996.........................      12,175       1,522      81,316      193,048     --           275,886
                                                        -----------  ---------  -----------  ----------  ---------  -------------
Net earnings..........................................      --          --          --           49,275     --            49,275
Treasury stock purchased..............................         (92)     --          --           --         (5,195)       (5,195)
Common stock issued upon exercise of stock options....         146          18       1,761       --         --             1,779
Restricted common stock issued and amortized..........          46           6         393       --         --               399
Stock credited to deferred compensation plan
  participants........................................      --          --           4,941       --         --             4,941
Cash dividends on common stock
  ($.72 per share)....................................      --          --          --           (8,904)    --            (8,904)
Tax benefits from stock incentive plans...............      --          --             910       --         --               910
                                                        -----------  ---------  -----------  ----------  ---------  -------------
Balances at December 31, 1997.........................      12,275   $   1,546   $  89,321   $  233,419  $  (5,195)  $   319,091
                                                        -----------  ---------  -----------  ----------  ---------  -------------
                                                        -----------  ---------  -----------  ----------  ---------  -------------

          See accompanying notes to consolidated financial statements.

                           DAIN RAUSCHER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1997        1996       1995
                                                                                 ----------  ----------  ---------
Cash flows from operating activities:
  Net earnings.................................................................  $   49,275  $   56,811  $  35,873
  Adjustments to reconcile net earnings to cash provided by operating activities:
    Depreciation and amortization..............................................      11,764       9,563      8,973
    Deferred income taxes......................................................      (5,164)     (7,711)    (2,992)
    Other non-cash items.......................................................      16,200       8,626     10,486
    Cash and short-term investments segregated for regulatory purposes.........      15,000     396,000    (73,000)
    Securities purchased under agreements to resell............................     (54,146)     (1,398)   118,328
    Net trading securities owned and trading securities sold, but not yet
      purchased................................................................    (184,128)     31,823    (59,503)
    Other receivables..........................................................      (5,182)      5,153     (2,051)
    Drafts payable and short-term borrowings of securities companies...........     117,510     (52,442)   (22,783)
    Net receivable from/payable to customers...................................    (402,005)   (384,511)    60,411
    Net receivable from/payable to brokers and dealers.........................     323,737      30,987     (8,617)
    Securities sold under repurchase agreements................................     112,939     (62,841)   (53,164)
    Accrued compensation.......................................................       9,219      23,256     27,233
    Other......................................................................      (8,331)     (9,809)     3,412
                                                                                 ----------  ----------  ---------
Cash provided (used) by operating activities...................................      (3,312)     43,507     42,606
                                                                                 ----------  ----------  ---------
Cash flows from financing activities:
  Proceeds from:
    Revolving credit agreement, net............................................      50,000      --         --
    Issuance of common stock...................................................       1,779       1,580      2,368
  Payments for:
    Subordinated and other debt................................................     (11,631)    (14,120)    (5,613)
    Dividends on common stock..................................................      (8,904)     (6,792)    (5,177)
    Purchase of common stock...................................................      (5,195)     (1,341)    (6,849)
    Revolving credit agreement, net............................................      --          --        (15,000)
                                                                                 ----------  ----------  ---------
Cash provided (used) by financing activities...................................      26,049     (20,673)   (30,271)
                                                                                 ----------  ----------  ---------
Cash flows from investing activities:
  Proceeds from investment dividends and sales.................................       1,768       1,227      1,826
  Payments for equipment, leasehold improvements and other.....................     (22,983)    (15,841)   (10,758)
                                                                                 ----------  ----------  ---------
Cash (used) by investing activities............................................     (21,215)    (14,614)    (8,932)
                                                                                 ----------  ----------  ---------
Increase in cash and cash equivalents..........................................       1,522       8,220      3,403
Cash and cash equivalents:
      At beginning of year.....................................................      34,387      26,167     22,764
                                                                                 ----------  ----------  ---------
      At end of year...........................................................  $   35,909  $   34,387  $  26,167
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

    Cash income tax payments totaled $32,110,000 in 1997, $32,841,000 in 1996, and $18,884,000 in 1995. Cash interest payments totaled $57,396,000, $56,901,000, and $64,592,000 in 1997, 1996 and 1995, respectively.

    During the years ended December 31, 1997, 1996 and 1995, respectively, the Company had non-cash financing activity of $4,941,000, $3,134,000 and $859,000 associated with the crediting of common stock to deferred compensation plan participants.

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

DAIN RAUSCHER CORPORATION

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS: Dain Rauscher Corporation (the "Company") is a Minneapolis, Minnesota-based holding company that provides advice and services to individual investors in the western United States and investment banking services to corporate and governmental clients nationwide through its principal subsidiary, Dain Rauscher Incorporated ("Dain Rauscher"). The Company is also parent to Insight Investment Management, Inc., which manages the Great Hall money market funds and institutional fixed income accounts, and Dain Rauscher Lending Services Inc., which was formed in 1997 to make certain types of loans that are collateralized by customers' control and restricted securities. On January 2, 1998, the Company's name was changed to Dain Rauscher Corporation from Interra Financial Incorporated, and two of the Company's broker-dealer subsidiaries, Dain Bosworth Incorporated ("Dain Bosworth") and Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce Refsnes"), were merged and renamed Dain Rauscher. The Company's third broker-dealer, Interra Clearing Services Inc. ("Clearing"), will be merged with Dain Rauscher on March 2, 1998.

    BASIS OF PRESENTATION: The consolidated financial statements include the Company and its subsidiaries as of December 31, 1997: Dain Bosworth, Rauscher Pierce Refsnes, Clearing, Interra Advisory Services Inc. and Interra Lending Services Inc. All subsidiaries are wholly owned and all inter-company balances and transactions have been eliminated in consolidation. Certain prior-year amounts in the consolidated financial statements have been reclassified to conform to the 1997 presentation.

    CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, cash in depository accounts with other financial institutions and money market investments with original maturities of 90 days or less.

    SECURITIES: Securities transactions and the related commission revenues and expenses are recorded on settlement date, which is not materially different than if transactions were recorded on trade date.

    Trading securities owned, trading securities sold, but not yet purchased, and derivative financial instruments are stated at market value. Unrealized gains and losses on such securities are recognized currently in revenues from principal transactions. Market value is determined by using public market quotations, quoted prices from dealers or recent market transactions, depending upon the underlying security.

    The Company may, from time to time, receive equity instruments as a portion of its compensation for certain underwriting activity. Such instruments are accounted for as investments and are recorded at the lower of cost or market, which is generally zero. The Company also owns certain non-marketable investments accounted for at lower of cost or market, which are included in other assets.

    REPURCHASE TRANSACTIONS: Securities purchased under agreements to resell (reverse repurchase agreements) and securities sold under repurchase agreements are accounted for as financing transactions and are recorded at the contract amount at which the securities will subsequently be resold or reacquired, plus accrued interest. Generally, these transactions may be terminated on short notice by the Company or its counterparties.

    OTHER RECEIVABLES: Included in other receivables are forgivable loans made to investment executives and other revenue-producing employees, typically in connection with their recruitment. Such loans are forgivable based on continued employment and are amortized over the life of the loan, which is generally three to five years, using the straight-line method.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TREASURY STOCK: Treasury stock is recorded at cost and includes common shares repurchased by the Company subsequent to December 31, 1996, as well as shares purchased from stock incentive plan participants.

    DEPRECIATION AND AMORTIZATION: Equipment is depreciated using the straight-line method over estimated useful lives of two to eight years. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the term of the lease.

    INCOME TAXES: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets and the resultant provision for income taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    FAIR VALUES OF FINANCIAL INSTRUMENTS: Substantially all of the Company's financial assets and liabilities are carried at market value or at amounts which, because of their short-term nature, approximate current fair value. The fair value of the Company's borrowings, if recalculated based on current interest rates, would not differ significantly from the amounts recorded at December 31, 1997.

    STOCK-BASED COMPENSATION: The Company accounts for stock option grants under APB Opinion No. 25 (APB 25) and, accordingly, does not recognize compensation expense related to option grants. The Company applies the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." For grants of restricted stock, the Company amortizes the value of such shares as determined on grant date to compensation expense and equity over the vesting period.

    RECENT ACCOUNTING PRONOUNCEMENTS: In June 1996, the Financial Accounting Standards Board issued SFAS 125, "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Company adopted the provisions of SFAS 125 on January 1, 1998. The adoption of SFAS 125 did not have a material effect on the Company's consolidated financial statements.

    USE OF ESTIMATES: Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities in preparing these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    EARNINGS PER SHARE: The Company adopted SFAS 128, "Earnings per Share," during the fourth quarter of 1997 and has restated prior-year amounts. SFAS 128 requires the reporting of basic and diluted earnings per share amounts. Basic earnings per share are based upon the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share take into account the dilutive effect, if any, of stock options and other dilutive potential common shares outstanding during the period.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following reconciliation illustrates the computation of basic and diluted earnings per share as prescribed under SFAS 128:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                              1997       1996       1995
                                                            ---------  ---------  ---------
                                                            (IN THOUSANDS, EXCEPT PER-SHARE
                                                                         DATA)
Net earnings..............................................  $  49,275  $  56,811  $  35,873
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------
Weighted average common shares outstanding................     12,277     12,132     12,115
Dilutive effect of stock options (net of tax benefits)....        579        435        470
Shares credited to deferred compensation plan
  participants............................................        204         98     --
                                                            ---------  ---------  ---------
                                                               13,060     12,665     12,585
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------
Basic earnings per share..................................  $    4.01  $    4.68  $    2.96
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------
Diluted earnings per share................................  $    3.77  $    4.49  $    2.85
                                                            ---------  ---------  ---------
                                                            ---------  ---------  ---------

    Options to purchase 186,400, 50,500, and 0 shares for 1997, 1996, and 1995, respectively, were not included in the computation of diluted earnings per share because options' exercise prices were greater than the average market price of the common shares for the period.

B. RESTRUCTURING RESERVE

    In conjunction with the adoption of a formal restructuring plan to combine Dain Bosworth, Rauscher Pierce Refsnes and Clearing into a single broker-dealer during the first quarter of 1998, the Company recorded a one-time, after-tax charge of $9.6 million ($15.0 million before taxes), or 74 cents per share diluted, against third-quarter 1997 earnings to cover severance and other restructuring costs. Substantially all of the $15.0 million of the restructuring costs will result in cash outflows, primarily during the fourth quarter of 1997 and first quarter of 1998. The Company expects that the restructuring will result in the elimination of approximately 120 positions, of which 87 had been eliminated by December 31, 1997. The composition of the $15.0 million charge was as follows: $12.0 million for severance and short-term retention payments to terminated employees; $0.8 million for space consolidation expenditures, and the remaining $2.2 million for other expenditures including costs of changing the Company's name, relocation, outplacement services and professional fees related to the restructuring. As of December 31, 1997, $4.1 million in expenditures had been charged to the reserve, with approximately $3.1 million relating to severance costs and the remaining $1.0 million relating to the name change, relocation, outplacement services and professional fees. The Company believes this charge will be adequate to cover all restructuring expenditures.

C. RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

    The amounts receivable from customers primarily represent margin balances. Other customer receivables and payables result from cash transactions. Securities owned by customers and held as collateral for receivables and securities sold short by customers are not reflected in the consolidated financial statements.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

D. RECEIVABLE FROM AND PAYABLE TO BROKERS AND DEALERS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Receivable from brokers and dealers:
  Deposits for securities borrowed....................................  $  164,917  $  158,246
  Securities failed to deliver........................................      58,673      35,570
  Clearing organizations, correspondent brokers and other.............       5,831       8,224
                                                                        ----------  ----------
                                                                        $  229,421  $  202,040
                                                                        ----------  ----------
                                                                        ----------  ----------
Payable to brokers and dealers:
  Deposits for securities loaned......................................  $  538,588  $  178,900
  Securities failed to receive........................................      34,627      34,384
  Clearing organizations, correspondent brokers and other.............       7,755      16,568
                                                                        ----------  ----------
                                                                        $  580,970  $  229,852
                                                                        ----------  ----------
                                                                        ----------  ----------

    Securities failed to deliver and receive represent the contract value of securities which have not been delivered or received subsequent to settlement date. Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received in connection with the transaction. Generally, these transactions may be terminated on short notice by the Company or its counterparties. Securities borrowed transactions require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives cash or other collateral. The initial collateral advanced or received has a market value equal to or greater than the market value of the securities borrowed or loaned. The Company monitors the market value of the securities borrowed and loaned on a daily basis and requests additional collateral or returns excess collateral, as appropriate.

E. TRADING SECURITIES

    The market values of trading securities are summarized as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Owned:
  U. S. government and government agency securities...................  $  320,646  $  154,801
  Municipal securities................................................     157,336      67,474
  Corporate fixed income and other securities.........................      42,957      53,597
  Equity securities...................................................      20,572      12,952
                                                                        ----------  ----------
                                                                        $  541,511  $  288,824
                                                                        ----------  ----------
                                                                        ----------  ----------
Sold, but not yet purchased:
  U. S. government, government agency and municipal securities........  $  122,265  $   52,328
  Corporate and other securities......................................       5,099       6,477
                                                                        ----------  ----------
                                                                        $  127,364  $   58,805
                                                                        ----------  ----------
                                                                        ----------  ----------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

F. SHORT-TERM BORROWINGS

    Short-term borrowings of the securities subsidiaries at December 31, 1997 and 1996, consist of $129.0 million and $25.0 million, respectively, in bank loans on uncommitted lines of credit. The majority of these borrowings are collateralized by trading securities owned and customers' margin securities, and have a floating rate of interest approximately 50 basis points above the Federal Funds rate which was 6.5 percent at December 31, 1997. The market value of trading securities pledged as collateral at December 31, 1997, was $151.4 million. At December 31, 1997, approximately $396 million of additional credit was available under uncommitted credit lines.

    Revolving credit loan borrowings and irrevocable letters of credit are available under a commitment totaling $50 million. The facility expires June 25, 1998, and may be extended for up to three additional one-year periods. Loans under this facility are unsecured and bear interest at a floating rate of Federal Funds plus 85 basis points. Amounts outstanding under the revolving credit facility at December 31, 1997, were $50.0 million and the applicable interest rate was 7.0 percent. No amounts were outstanding as of December 31, 1996. The Company must maintain certain levels of net worth and regulatory net capital under the agreement.

    The Company also has a $50 million uncommitted credit facility available to finance loans made to customers through Dain Rauscher Lending Services Inc. Such customer loans are collateralized by customers' securities. The facility bears interest at a floating rate approximating 75 basis points over the Federal Funds rate. No amounts related to this facility were outstanding at December 31, 1997.

G. SUBORDINATED AND OTHER DEBT

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Subordinated debt of securities subsidiaries............................  $   9,000  $  20,667
Other debt:
  Capital lease obligations (Note I)....................................      6,659      5,794
  Other.................................................................     --            829
                                                                          ---------  ---------
                                                                          $  15,659  $  27,290
                                                                          ---------  ---------
                                                                          ---------  ---------

    The four-year subordinated bank loans of the securities subsidiaries qualify as regulatory capital. The loans require monthly, interest-only payments throughout the four-year terms, with equal quarterly principal payments during years two through four. The outstanding subordinated debt bears a floating rate of interest of approximately 2.5 percent to 2.75 percent above the London Interbank Offered Rates. At December 31, 1997, the weighted average interest rate on all of the Company's subordinated debt was 8.4 percent.

    The subordinated bank loans and other debt are payable in 1998.

H. SHAREHOLDERS' EQUITY

    COMMON STOCK: The common stock has a par value of $.125 per share; 30,000,000 shares are authorized. In 1996 the Company completed the repurchase of 600,000 shares of common stock at a total cost of $11.8 million under a program that was initiated in 1994. Under this program the Company

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

H. SHAREHOLDERS' EQUITY (CONTINUED)
repurchased and subsequently retired 59,000 and 297,000 shares in 1996 and 1995, respectively. In August 1996 and December 1997, respectively, the Company's Board of Directors authorized additional programs to repurchase up to 100,000 and 600,000 shares of the Company's common stock. Purchases of the common stock may be made from time to time at prevailing prices in the open market, by block purchases, or in privately negotiated transactions. The repurchased shares will be held as treasury stock and used for the Company's employee stock option and other benefit plans, or for other corporate purposes. During 1996 no shares were repurchased pursuant to the 100,000 share program. During 1997, the Company repurchased 87,568 shares at a total cost of $4.8 million pursuant to the 100,000 share program and no shares pursuant to the 600,000 share program.

    On October 31, 1995, the Company's Board of Directors declared a three-for-two stock split effected in the form of a 50 percent stock dividend payable on December 20, 1995, to shareholders of record at the close of business on December 6. All references in the consolidated financial statements to numbers of shares outstanding and related prices and per-share amounts have been restated to reflect the split.

    At December 31, 1997, 2,924,000 shares of the Company's common stock were reserved for issuance under the 1996 Stock Incentive Plan; 1,930,212 shares were reserved for issuance under the 1986 Stock Option Plan; and 159,000 shares were reserved for issuance to the Company's retirement plan.

    STOCK COMPENSATION PLANS: The Company maintains two fixed stock compensation plans, the 1986 Stock Option Plan (1986 Plan) and the 1996 Stock Incentive Plan (1996 Plan), which are used to provide stock incentives to key employees and outside directors. Each plan authorizes the grant of incentive and non-qualified options and the 1996 Plan also authorizes the grant of restricted and other stock awards. The Company made its final grants under the 1986 Plan in February 1996. The 1996 Plan requires and the Company under the 1986 Plan made, but did not require, all option grants at 100 percent of the fair market value of the shares at the date of grant. Options generally become exercisable at rates of 20, 50 and 100 percent as of two, three and four years, respectively, after the date of grant and expire 10 years from date of grant. Options granted to outside directors become exercisable six months after grant date and expire five years after grant date. At December 31, 1997, 2,523,100 shares of common stock were available for grant under the 1996 Plan.

    The Company applies APB 25 and its interpretations in accounting for its stock incentive plans. Accordingly, no compensation expense has been recognized in the consolidated financial statements for stock option grants. Had compensation expense been determined based on the fair value of the options at

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

H. SHAREHOLDERS' EQUITY (CONTINUED)
the grant date for 1997, 1996 and 1995 awards consistent with SFAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
                                                               (IN THOUSANDS, EXCEPT PER-SHARE
                                                                          AMOUNTS)
Net earnings:
  As reported................................................  $  49,275  $  56,811  $  35,873
  Pro forma..................................................     47,914     56,392     35,681

Earnings per share:
Basic:
  As reported................................................  $    4.01  $    4.68  $    2.96
  Pro forma..................................................       3.90       4.65       2.95
Diluted:
  As reported................................................       3.77       4.49       2.85
  Pro forma..................................................       3.67       4.45       2.84

    The weighted average per-share fair value of options granted during 1997, 1996 and 1995, was $17.55, $7.96 and $4.51, respectively. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 1.5 percent, 2.3 percent and 2.7 percent; expected volatility of 36.6 percent in 1997 and 30.2 percent for 1996 and 1995; risk-free interest rates of 4.8 percent, 5.0 percent and 5.9 percent; and expected lives of five years. Pro forma amounts may not be indicative of future results.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

H. SHAREHOLDERS' EQUITY (CONTINUED)
    The following table summarizes the activity related to the Company's stock option plans for each of the last three years:

                                              1997                         1996                         1995
                                   ---------------------------  ---------------------------  ---------------------------
                                                    WEIGHTED                     WEIGHTED                     WEIGHTED
                                                     AVERAGE                      AVERAGE                      AVERAGE
                                                    EXERCISE                     EXERCISE                     EXERCISE
                                       SHARES         PRICE         SHARES         PRICE         SHARES         PRICE
                                   --------------  -----------  --------------  -----------  --------------  -----------
Options outstanding at beginning
  of year........................       1,304,045   $   17.14        1,243,987   $   14.71        1,303,500   $   13.11
Granted..........................         419,800       49.90          260,600       24.86          357,900       16.38
Exercised........................        (155,955)      12.90         (140,492)       9.66         (298,493)       8.73
Canceled.........................         (98,565)      24.87          (60,050)      17.86         (118,920)      17.19
                                   --------------  -----------  --------------  -----------  --------------  -----------
Options outstanding at end of
  year...........................       1,469,325   $   26.51        1,304,045   $   17.14        1,243,987   $   14.71
                                   --------------  -----------  --------------  -----------  --------------  -----------
                                   --------------  -----------  --------------  -----------  --------------  -----------
Options exercisable at end of
  year...........................         551,700                      405,980                      268,837
                                   --------------               --------------               --------------
                                   --------------               --------------               --------------
Price range of outstanding
  options........................  $  4.58-$59.44               $  4.58-$33.38               $  4.58-$20.83
Price range of exercised
  options........................  $  4.67-$20.83               $  4.58-$20.83               $  4.33-$20.83
Weighted-average fair value of
  options granted during the
  year...........................  $        17.55               $         7.96               $         4.51

    The following table summarizes currently outstanding and exercisable options at December 31, 1997:

                                OPTIONS OUTSTANDING
                              ------------------------    OPTIONS EXERCISABLE
                               WEIGHTED                 ------------------------
                                AVERAGE     WEIGHTED                  WEIGHTED
                   NUMBER      REMAINING     AVERAGE      NUMBER       AVERAGE
   RANGE OF      OUTSTANDING  CONTRACTUAL   EXERCISE    EXERCISABLE   EXERCISE
EXERCISE PRICES  AT 12/31/97     LIFE         PRICE     AT 12/31/97     PRICE
---------------  -----------  -----------  -----------  -----------  -----------
$   4.58-$ 4.67      69,250    2.6 years    $    4.61       69,250    $    4.63
$  10.00-$15.83     489,125          5.9        14.33      319,525        13.53
$  16.83-$22.38     446,050          6.9        21.23      162,925        20.50
$  25.38-$33.38      68,000          8.7        30.44       --           --
$  42.75-$59.44     396,900          9.4        50.59       --           --
                 -----------  -----------  -----------  -----------  -----------
                  1,469,325                 $   26.51      551,700    $   14.47
                 -----------               -----------  -----------  -----------
                 -----------               -----------  -----------  -----------

    The Company's closing stock price on December 31, 1997, was $69.00.

    Net of cancellations, the Company issued 42,770, 33,131 and 19,743 shares of common stock to key employees and outside directors in 1997, 1996 and 1995, respectively, which are restricted in that such shares are subject to certain vesting provisions. The restricted shares awarded had weighted average per-share fair values at grant date of $58.80, $25.07 and $20.18 in 1997, 1996 and 1995, respectively, and resulted in compensation expense of $399,000, $355,000 and $20,000 being recorded in the consolidated financial statements in 1997, 1996 and 1995, respectively.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

I. COMMITMENTS AND CONTINGENT LIABILITIES

    LEASES: The Company and its subsidiaries lease office space, furniture and communications and data processing equipment under several noncancelable leases. Most office space leases are subject to escalation and provide for the payment of real estate taxes, insurance and other expenses of occupancy, in addition to rent.

    Aggregate minimum rental commitments as of December 31, 1997, are as follows:

                                                                           CAPITAL   OPERATING
                                                                           LEASES      LEASES
                                                                          ---------  ----------
                                                                             (IN THOUSANDS)
1998....................................................................  $   7,052  $   19,000
1999....................................................................     --          16,725
2000....................................................................     --          13,370
2001....................................................................     --          11,272
2002....................................................................     --           9,720
Thereafter..............................................................     --          50,550
                                                                          ---------  ----------
Total minimum lease payments............................................      7,052  $  120,637
                                                                                     ----------
                                                                                     ----------
Less amount representing interest.......................................       (393)
                                                                          ---------
Present value of minimum lease payments.................................  $   6,659
                                                                          ---------
                                                                          ---------

    Rental expense for operating leases was $27,679,000, $25,558,000, and $25,771,000, for the years ended December 31, 1997, 1996 and 1995, respectively. Included in net equipment, leasehold improvements and buildings at December 31, 1997 and 1996, is $2,230,000 and $3,837,000, respectively, for leases which have been capitalized.

    LITIGATION: The Company and/or its securities subsidiaries are defendants in various actions, suits and proceedings before a court or arbitrator or by a governmental agency. Such matters involve alleged violations of federal and state securities laws and other laws. Certain of these actions, including certain of the actions described in more detail below, claim substantial damages and, if determined adversely to the Company and/or its subsidiaries, could have a material adverse effect on the consolidated financial condition or results of operations of the Company.

    The Company and Dain Bosworth have been named as defendants in eleven actions brought in connection with losses suffered under single premium deferred annuities issued by Midwest Life Insurance Company ("MWL"), a former subsidiary acquired by the Company in 1980 and sold by it in early 1986. Such annuities were sold primarily through the private client sales force of Dain Bosworth. MWL, which was sold by the Company in 1986 and was sold twice thereafter, was declared insolvent and ordered liquidated in August 1991 by the State of Louisiana, the jurisdiction to which its final owners relocated it. Generally, MWL policyholders have been reimbursed for their losses up to $100,000 per holder by the state guaranty associations, and the policyholders and state guaranty associations, between them, have received approximately $.30 for each $1.00 of loss in liquidation payments from the liquidator of MWL's estate. The plaintiffs (or real parties in interest) in the first ten of these cases are the Life and Health Guaranty Associations of each of Colorado, Iowa, Minnesota, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington and Wyoming, which claim to have succeeded to the rights of policyholders they reimbursed for MWL losses, and/or certain individual policyholders. They allege common law fraud, breach of fiduciary duty, negligence and negligent misrepresentation. The plaintiff in the eleventh action is

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

I. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED) the liquidator of MWL's estate. It alleges RICO violations, breach of fiduciary duty and conspiracy to breach fiduciary duty. The plaintiff guaranty associations and individuals seek to recover in excess of $64 million in compensatory damages, as well as punitive damages, interest, costs, attorneys' fees and other relief. The liquidator of MWL's estate also seeks to recover treble damages. By Louisiana statute, the compensatory damages sought by the liquidator would in large part be distributed to the insurance guaranty association and individual policyholders who are plaintiffs in the first ten actions. The Company and Dain Rauscher, as successor to Dain Bosworth, believe they have substantial and meritorious defenses available and are defending themselves vigorously in these actions.

    Rauscher Pierce Refsnes and one of its officers are named as defendants in an action by the Federal Deposit Insurance Corporation ("FDIC"), as successor to The Resolution Trust Corporation ("RTC"), alleging negligence, breach of contract, breach of fiduciary duty and fraud in connection with the May 1991 sale by the RTC of the stock of WESAV Mortgage Corporation ("WESAV"). Rauscher Pierce Refsnes acted as the broker for the sale. Smith Barney, which acted as the RTC's financial advisor, Express America Holdings Corporation, the successor to the winning bidder and certain individual officers of Express America and WESAV were also named as defendants in this action but have since reached settlement agreements with the FDIC. The plaintiff seeks alleged compensatory damages of approximately $15 million and punitive damages of $60 million. Dain Rauscher, as successor to Rauscher Pierce Refsnes, and its officer believe they have substantial and meritorious defenses available and are defending themselves vigorously in this action.

    Rauscher Pierce Refsnes has also been named as a defendant in an action brought by Orange County, California, in connection with five note offerings for an aggregate of $975 million by the County in June through August of 1994. The County alleges that Rauscher Pierce Refsnes acted as its financial advisor in connection with these offerings and that, by failing to apprise it of the alleged risks involved in the Orange County Investment Pool (the "OCIP") and prevent the issuance of allegedly inaccurate official statements, Rauscher Pierce Refsnes became liable for breach of contract, professional negligence, breach of fiduciary duty and aiding and abetting breaches of fiduciary duty committed by the County's Treasurer and Assistant Treasurer. Rauscher Pierce Refsnes denies the County's allegations, including those relating to Rauscher's role in connection with these transactions. The County seeks to recover at least $500 million in damages for losses it allegedly suffered in the OCIP from Rauscher Pierce Refsnes and defendants in other actions. Dain Rauscher, as the successor of Rauscher Pierce Refsnes, believes it has substantial and meritorious defenses available and is defending itself vigorously in this action.

    While the outcome of any litigation is uncertain, management, based in part upon consultation with legal counsel as to certain of the actions pending against the Company and/or its subsidiaries, believes that the resolution of all such matters will not have a material adverse effect on the Company's consolidated financial condition or results of operations of the Company as set forth in the consolidated financial statements contained herein.

J. TRADING ACTIVITIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    Dain Rauscher is a dealer in corporate, tax-exempt and governmental fixed income securities and corporate equity securities and may recognize profits or losses on transactions in, or fluctuations in the value of, such securities held in inventory. Internal guidelines intended to limit the size and risk of inventories maintained have been established and are periodically reviewed. These inventories are held primarily for distribution to Dain Rauscher's individual and institutional clients in order to meet those

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

J. TRADING ACTIVITIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED) clients' needs. Revenues from principal transactions for the two years ended December 31, 1997, originate from the following:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
                                                                            (IN THOUSANDS)
Equity securities.....................................................  $   75,699  $   89,251
Municipal securities..................................................      32,100      29,451
Government securities.................................................      19,289      20,826
Corporate fixed income securities.....................................      15,483      20,371
Mortgage-backed and other securities..................................       9,579       9,141
                                                                        ----------  ----------
                                                                        $  152,150  $  169,040
                                                                        ----------  ----------
                                                                        ----------  ----------

    Dain Rauscher sells securities not yet purchased (short sales) for its own account, primarily to hedge its fixed income trading securities. The establishment of short positions exposes the Company to off-balance-sheet market risk in the event prices increase, as the Company may be obligated to acquire the securities at prevailing market prices.

    The Company periodically hedges its fixed income trading inventories with financial futures or option contracts. At December 31, 1997 and 1996, respectively, the Company had open commitments to sell under financial futures contracts with notional amounts of $20.6 million and $6.9 million. The Company had no written option contracts at December 31, 1997 or 1996. The fair market values of these contracts was not material at December 31, 1997 or 1996. In addition, the average fair market values of these contracts during 1997 and 1996 were not material. Such option and financial futures contracts expose the Company to off-balance-sheet market risk in the event that the changes in interest rates do not closely correlate with the change in the security price. Transactions in futures contracts are conducted through regulated exchanges which guarantee performance of counterparties and are settled in cash on a daily basis, thereby minimizing credit risk. Maintaining futures contracts typically requires the Company to deposit cash or securities with an exchange or other financial intermediary as security for its obligations. Additional cash or securities may be required to be deposited thereafter due to fluctuations in the market value of the futures contract. In writing option contracts, the Company receives a premium from the purchaser in exchange for incurring an obligation to purchase or sell securities upon exercise of the option. These obligations may require the Company to purchase securities at prices higher than prevailing market prices or sell securities at prices below prevailing market prices in order to fulfill its obligations under the contracts. Other than as described, the Company does not enter into other derivative financial instruments with off-balance-sheet risk. Derivative financial instruments held or issued for trading purposes were immaterial to the consolidated financial statements. The Company's exposure to credit risk is represented by the fair value of trading securities owned.

    In the normal course of business, the Company's activities involve the execution, settlement and financing of various securities transactions. These activities may expose the Company to off-balance-sheet credit and market risks in the event the customer or counterparty is unable to fulfill its contractual obligations. Such risks may be increased by volatile trading markets.

    In the normal course of business, the Company enters into when-issued underwriting and purchase commitments. Transactions relating to such commitments open at year end and subsequently settled had no material effect on the consolidated financial statements.

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

J. TRADING ACTIVITIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (CONTINUED)
    The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requires customers to deposit additional collateral or to reduce positions when necessary. Market declines could, however, reduce the value of collateral below the amount loaned, plus accrued interest, before the collateral could be sold.

    A portion of the Company's customer activity involves the sale of securities not yet purchased (short sales) and the writing of option contracts. Such transactions may require the Company to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

    The Company lends money subject to reverse repurchase agreements. All positions are collateralized, primarily with U.S. government or U.S. government agency securities. The Company generally takes physical possession of securities purchased under agreements to resell. Such transactions may expose the Company to risk in the event such borrowers do not repay the loans and the value of collateral held is less than that of the underlying receivable. These agreements provide the Company with the right to maintain the relationship between market value of the collateral and the receivable.

    The Company may pledge firm or customer margin securities for bank loans, repurchase agreements, securities loaned or to satisfy margin deposits of clearing organizations. All repurchase agreements are collateralized by cash or securities delivered by the Company. In the event the counterparty is unable to return such securities pledged, the Company may be exposed to the risks of acquiring the securities at prevailing market prices or holding collateral possessing a market value less than that of the related pledged securities. The Company seeks to control these risks by monitoring the market value of securities pledged and requiring adjustments of collateral levels where necessary. At December 31, 1997, the market value of such securities pledged approximated the borrowings outstanding.

K. REGULATORY REQUIREMENTS

    The Company's securities subsidiaries are subject to the Securities and Exchange Commission's Uniform Net Capital Rule. Clearing, the Company's operations subsidiary until February 28, 1998, cleared and settled trades for Dain Rauscher. Clearing carried all customer accounts, extended margin credit to customers, paid interest on credit balances of customers and invested any excess customer balances. As a result, Clearing was subject to the Uniform Net Capital Rule whereby net capital of not less than 2 percent of aggregate debit items must be maintained. The New York Stock Exchange, Inc. also may require a member organization to reduce its business if regulatory net capital is less than 4 percent of such aggregate debit items, and may prohibit a member firm from expanding its business and declaring cash dividends if its regulatory net capital is less than 5 percent of such aggregate debit items. At December 31, 1997, net capital was $89.4 million at Clearing, which was 7.2 percent of aggregate debit balances and $27.1 million in excess of the 5-percent requirement. At December 31, 1997, Dain Bosworth and Rauscher Pierce Refsnes had net capital requirements of $1.0 million each as neither firm carried customer balances on its balance sheet. At December 31, 1997, Dain Bosworth and Rauscher Pierce Refsnes had net capital of $33.9 million and $23.3 million, respectively, in excess of their minimum requirements. Beginning in March 1998, only Dain Rauscher, the Company's single remaining broker-dealer, is subject to the Uniform Net Capital Rule and, accordingly, must maintain net capital of at least 2 percent of aggregate debit items.

    Rule 15c3-3 of the Securities Exchange Act of 1934 specifies certain conditions under which brokers and dealers carrying customer accounts may be required to maintain cash or qualified securities in a special reserve account for the exclusive benefit of customers. Amounts to be maintained are computed in

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

K. REGULATORY REQUIREMENTS (CONTINUED)
accordance with a formula defined in the Rule. At December 31, 1997, the Company was not required to have any amounts segregated in special reserve accounts.

L. EMPLOYEE BENEFIT PLANS

    The Company sponsors a retirement plan which covers substantially all full-time employees who are at least 21 years of age and have been employed for at least six months. Participants may contribute on a pretax basis up to 12 percent of eligible compensation to the plan subject to certain aggregate limitations; the Company then matches up to 5 percent of eligible compensation at a 40-percent rate. Matching contributions are limited to $3,000 per employee annually and are paid to the stock fund within the plan. Also, at the end of each year, a profitability-based contribution, as determined by the Company's Board of Directors, is made to the plan. The minimum required contribution is 3 percent of eligible compensation.

    The Company's policy is to fund plan costs currently. Earnings have been charged for contributions, net of forfeitures, to the plan as follows:
$15,759,000, $18,901,000 and $16,880,000 for 1997, 1996 and 1995, respectively.

M. INCOME TAXES

    Income tax expense consists of the following:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
                                                                       (IN THOUSANDS)
Current:
  Federal....................................................  $  27,561  $  32,896  $  20,183
  State......................................................      5,083      5,534      3,207
Deferred:
  Federal....................................................     (4,360)    (6,710)    (2,410)
  State......................................................       (804)    (1,129)      (582)
                                                               ---------  ---------  ---------
                                                               $  27,480  $  30,591  $  20,398
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    A reconciliation of ordinary federal income taxes (based on a rate of 35 percent) with the actual tax expense provided on earnings is as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Ordinary federal income tax expense..........................  $  26,864  $  30,590  $  19,695
State income taxes, net of federal tax benefit...............      3,229      3,249      1,599
Tax-exempt interest, net of related interest expense.........     (1,428)      (872)    (1,324)
Other........................................................     (1,185)    (2,376)       428
                                                               ---------  ---------  ---------
                                                               $  27,480  $  30,591  $  20,398
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------
Effective tax rate...........................................       35.8%      35.0%      36.3%
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

M. INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Deferred tax assets:
  Accruals not currently deductible.....................................  $  40,873  $  36,025
  Tax attributes acquired...............................................      1,120      1,632
  Fixed assets..........................................................      2,506      1,573
  Other.................................................................        597        514
                                                                          ---------  ---------
                                                                             45,096     39,744
                                                                          ---------  ---------
Deferred tax liabilities:
  Other.................................................................       (228)       (40)
                                                                          ---------  ---------
                                                                          $  44,868  $  39,704
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Company has determined that it is not required to establish a valuation allowance for the deferred tax asset since it is more likely than not that the deferred tax asset will be realized principally through carryback to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income. The Company's conclusion that it is more likely than not that the deferred tax asset will be realized is based on federal taxable income of over $184 million in the carryback period, substantial state taxable income in the carryback period, as well as prospects for continued earnings.

N. SUBSEQUENT EVENT

    On February 9, 1998, the Company announced that it had entered into an agreement to acquire Wessels, Arnold & Henderson, LLC, a privately held investment banking and institutional equity sales and trading firm based in Minneapolis. The approximate purchase price of $150 million includes $120 million in cash, up to $30 million face amount in five-year, subordinated debentures and other direct costs of the acquisition. The cash portion of the purchase price is expected to be paid from available cash and a new subordinated credit facility. The transaction will be accounted for as a purchase and is expected to be completed on March 31, 1998, pending regulatory approval.

                           DAIN RAUSCHER CORPORATION

                        QUARTERLY FINANCIAL INFORMATION

              (UNAUDITED, IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                                   ----------  ----------  ----------  ----------
1998
Net revenues.....................................................  $  172,447
                                                                   ----------
                                                                   ----------
Earnings before income taxes.....................................  $   (3,163)
                                                                   ----------
                                                                   ----------
Net earnings (loss)..............................................  $   (2,024)
                                                                   ----------
                                                                   ----------
Per-share data:
  Basic net earnings (loss)......................................  $     (.16)
                                                                   ----------
                                                                   ----------
  Diluted net earnings (loss)....................................  $     (.16)
                                                                   ----------
                                                                   ----------
  Dividends......................................................  $      .22
                                                                   ----------
                                                                   ----------

1997
Net revenues.....................................................  $  165,962  $  156,131  $  181,368  $  188,641
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Earnings before income taxes.....................................  $   24,389  $   17,499  $   10,991  $   23,876
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Net earnings.....................................................  $   15,755  $   11,137  $    7,056  $   15,327
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Per-share data:
  Base net earnings..............................................  $     1.29  $      .91  $      .57  $     1.24
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Diluted net earnings...........................................  $     1.22  $      .86  $      .54  $     1.16
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Dividends......................................................  $      .18  $      .18  $      .18  $      .18
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

1996
Net revenues.....................................................  $  156,034  $  153,843  $  151,035  $  164,844
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Earnings before income taxes.....................................  $   23,289  $   19,954  $   19,984  $   24,175
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Net earnings.....................................................  $   15,080  $   13,028  $   12,990  $   15,713
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
Per-share data:
  Basic net earnings.............................................  $     1.25  $     1.07  $     1.07  $     1.29
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Diluted net earnings...........................................  $     1.21  $     1.04  $     1.02  $     1.23
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------
  Dividends......................................................  $      .11  $      .15  $      .15  $      .15
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

                           DAIN RAUSCHER CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                        MARCH 31,    ------------
                                                                                           1998
                                                                                       ------------
                                                                                       (UNAUDITED)
Assets:
  Cash and cash equivalents..........................................................  $     51,815   $   35,909
  Receivable from customers..........................................................     1,124,283    1,170,160
  Receivable from brokers and dealers................................................       274,901      229,421
  Securities purchased under agreements to resell....................................       327,822      135,777
  Trading securities owned, at market................................................       436,554      541,511
  Equipment, leasehold improvements and buildings, at cost, net......................        45,161       42,376
  Other receivables..................................................................        76,353       80,867
  Deferred income taxes..............................................................        44,922       44,868
  Other assets.......................................................................       146,531       23,512
                                                                                       ------------  ------------
                                                                                       $  2,528,342   $2,304,401
                                                                                       ------------  ------------
                                                                                       ------------  ------------

Liabilities and Shareholders' Equity:
Liabilities:
  Short-term borrowings..............................................................  $    142,415   $  179,000
  Drafts payable.....................................................................        98,173       83,499
  Payable to customers...............................................................       597,128      601,949
  Payable to brokers and dealers.....................................................       557,887      580,970
  Securities sold under repurchase agreements........................................       158,756      170,906
  Trading securities sold, but not yet purchased, at market..........................       344,738      127,364
  Accrued compensation...............................................................        71,732      128,463
  Other accrued expenses and accounts payable........................................       129,312       97,500
  Subordinated and other debt........................................................       108,316       15,659
                                                                                       ------------  ------------
                                                                                          2,208,457    1,985,310
                                                                                       ------------  ------------

Shareholders' equity:
  Common stock.......................................................................         1,556        1,546
  Additional paid-in capital.........................................................        94,859       89,321
  Retained earnings..................................................................       228,665      233,419
  Treasury stock, at cost............................................................        (5,195)      (5,195)
                                                                                       ------------  ------------
                                                                                            319,885      319,091
                                                                                       ------------  ------------
                                                                                       $  2,528,342   $2,304,401
                                                                                       ------------  ------------
                                                                                       ------------  ------------

          See accompanying notes to consolidated financial statements.

                           DAIN RAUSCHER CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              (UNAUDITED, IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1997        1997
                                                                                            ----------  ----------
Revenues:
  Commissions.............................................................................  $   72,924  $   63,627
  Principal transactions..................................................................      36,795      42,024
  Investment banking and underwriting.....................................................      22,229      25,868
  Interest................................................................................      31,797      28,734
  Asset management........................................................................      13,330      10,500
  Correspondent clearing..................................................................       4,466       4,428
  Other...................................................................................       6,473       4,891
                                                                                            ----------  ----------
  Total revenues..........................................................................     188,014     180,072
Interest expense..........................................................................     (15,567)    (14,110)
                                                                                            ----------  ----------
Net revenues..............................................................................     172,447     165,962
                                                                                            ----------  ----------
Expenses excluding interest:
  Compensation and benefits...............................................................     110,960     101,484
  Communications..........................................................................      12,187      11,309
  Occupancy and equipment.................................................................      11,519       9,763
  Travel and promotional..................................................................       7,213       6,577
  Floor brokerage and clearing fees.......................................................       2,827       2,927
  Other...................................................................................      10,904       9,513
  Merger-related charge...................................................................      20,000      --
                                                                                            ----------  ----------
Total expenses excluding interest.........................................................     175,610     141,573
                                                                                            ----------  ----------
Earnings:
  Earnings (loss) before income taxes.....................................................      (3,163)     24,389
  Income tax benefit (expense)............................................................       1,139      (8,634)
                                                                                            ----------  ----------
Net earnings (loss).......................................................................  $   (2,024) $   15,755
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Earnings (loss) per share:
  Basic...................................................................................  $    (0.16) $     1.29
                                                                                            ----------  ----------
                                                                                            ----------  ----------
  Diluted.................................................................................  $    (0.16) $     1.22
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Dividends per share.......................................................................  $     0.22  $     0.18
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                           DAIN RAUSCHER CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (UNAUDITED, IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                          ------------------------
                                                                                             1998         1997
                                                                                          -----------  -----------
Cash flows from operating activities:
  Net earnings (loss)...................................................................  $    (2,024) $    15,755
  Adjustments to reconcile earnings to cash provided (used) by operating activities, net of effect of acquisition:
    Depreciation and amortization.......................................................        3,453        2,639
    Deferred income taxes...............................................................          (54)      (1,060)
    Other non-cash items................................................................        2,106        1,872
    Cash and short-term investments segregated for regulatory purposes..................      --           (51,000)
    Net payable to brokers and dealers..................................................      (58,247)      46,162
    Securities purchased under agreements to resell.....................................     (192,044)    (189,956)
    Net trading securities owned and securities sold, but not yet purchased.............      328,404       36,782
    Short-term borrowings and drafts payable of securities companies....................       28,090      176,276
    Net receivable from customers.......................................................       41,055       (6,643)
    Securities sold under repurchase agreements.........................................      (12,150)      10,594
    Accrued compensation................................................................      (56,908)     (50,987)
    Other...............................................................................       12,653       24,332
                                                                                          -----------  -----------
Cash provided by operating activities...................................................       94,334       14,766
                                                                                          -----------  -----------
Cash flows from financing activities:
  Proceeds from:
    Issuance of common stock............................................................        1,215        1,037
    Subordinated and other debt.........................................................       80,000      --
  Payments for:
    Revolving credit agreement, net.....................................................      (50,000)     --
    Subordinated and other debt.........................................................       (9,000)      (3,435)
    Dividends on common stock...........................................................       (2,713)      (2,203)
                                                                                          -----------  -----------
Cash provided (used) by financing activities............................................       19,502       (4,601)
                                                                                          -----------  -----------
Cash flows from investing activities:
  Proceeds from investment dividends and sales..........................................        1,532      --
  Payments for:
    Equipment, leasehold improvements and other.........................................       (3,874)      (3,509)
    Acquisition, net of cash acquired...................................................      (95,588)     --
                                                                                          -----------  -----------
Cash used by financing activities.......................................................      (97,930)      (3,509)
                                                                                          -----------  -----------
Increase in cash and cash equivalents...................................................       15,906        6,656
  Cash and cash equivalents:
    At beginning of period..............................................................       35,909       34,387
                                                                                          -----------  -----------
    At end of period....................................................................  $    51,815  $    41,043
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    Income tax payments totaled $2,651,000 and $6,453,000 and interest payments totaled $11,489,000 and $12,430,000 during the three months ended March 31, 1998 and 1997, respectively.

    During the three months ended March 31, 1998, the Company had non-cash financing activity of $21,657,000 representing subordinated debentures issued as a portion of the consideration paid for an acquisition. Also for the three months ended March 31, 1998 and 1997, respectively, the Company had non-cash financing activity of $4,149,000 and $2,323,000 associated with the crediting of common stock to deferred compensation plan participants.

          See accompanying notes to consolidated financial statements.

                           DAIN RAUSCHER CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

A. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the consolidated financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. In the opinion of management, all adjustments necessary for a fair presentation of such interim consolidated financial statements have been included. All such adjustments are of a normal recurring nature. The results of operations for the three-month period ended March 31, 1998, are not necessarily indicative of results for subsequent periods.

    Certain prior year amounts in the financial statements have been reclassified to conform to the 1998 presentation.

B. ACQUISITION

    On March 31, 1998, the Company acquired Wessels, Arnold & Henderson, LLC ("WAH"), a privately held investment banking, institutional equity sales and trading firm based in Minneapolis. The transaction was accounted for as a purchase and, accordingly, the revenues and operating results of WAH are not included in the consolidated statements of operations for the three months ended March 31, 1998.

    The consideration paid for the acquisition was $120 million of cash and five-year subordinated debentures with a discounted value of $21.7 million ($30 million face amount). Goodwill of approximately $115 million was recorded and will be amortized over an estimated life of 25 years.

    The Company recorded a $20.0 million pretax charge ($12.8 million after tax) during the 1998 first quarter for costs related to the merger. Substantially all of the $20.0 million charge will result in cash outflows, primarily during the second quarter of 1998. As a result of the merger, approximately 150 jobs were eliminated. These non-recurring costs include the following: $16.0 million for severance; $2.5 million for space consolidation; and the remaining $1.5 million for other integration costs. As of March 31, 1998, approximately $2.8 million in expenditures, primarily severance, had been incurred.

    The following unaudited pro forma information has been prepared assuming that the acquisition of WAH had occurred at the beginning of the periods presented after including the impact of certain adjustments including amortization of goodwill, increased interest expense on acquisition debt and the related income tax effects. The pro forma financial information below does not include the effect of the

                           DAIN RAUSCHER CORPORATION

                                  (UNAUDITED)

$20.0 million charge recorded by the Company in the quarter ended March 31, 1998 that was directly related to the acquisition of WAH.

                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Statement of Operations Data:
  Revenues............................................................  $  205,487  $  194,843
  Interest expense....................................................     (17,895)    (16,194)
                                                                        ----------  ----------
  Net revenues........................................................     187,592     178,649
  Expenses excluding interest.........................................     170,815     152,726
                                                                        ----------  ----------
  Earnings before income taxes........................................      16,777      25,923
  Income tax expense..................................................      (5,916)     (9,186)
                                                                        ----------  ----------
  Net earnings........................................................  $   10,861  $   16,737
                                                                        ----------  ----------
                                                                        ----------  ----------
  Basic earnings per share............................................  $     0.88  $     1.37
                                                                        ----------  ----------
                                                                        ----------  ----------
  Diluted earnings per share..........................................  $     0.82  $     1.29
                                                                        ----------  ----------
                                                                        ----------  ----------

    The pro forma financial information above is presented for informational purposes only and is not necessarily indicative of the actual results that would have been achieved had the merger been consummated prior to the dates or periods indicated, nor are they necessarily indicative of future operating results.

C. SHORT-TERM BORROWINGS

    On March 20, 1998, the Company entered into a $50 million committed, revolving credit agreement to replace a similar facility dated June 27, 1997. The facility expires March 19, 1999 and contains a one-year renewal option. Loans under the facility are unsecured and bear interest at a floating rate of the London Interbank Offering Rate (LIBOR) plus 61 basis points. No amounts were outstanding under the facility at March 31, 1998. The Company must comply with provisions in the agreement regarding net worth, regulatory net capital and indebtedness.

D. SUBORDINATED AND OTHER DEBT

    On March 31, 1998, the Company's broker-dealer subsidiary entered into an $80 million subordinated term loan agreement with a group of banks in connection with the acquisition of WAH. Proceeds from the loan qualify as regulatory capital. Term loans under this agreement are unsecured, and consist of advances bearing interest at either the current Eurodollar Interbank Rate plus 160 basis points, or the lead bank's published Reference Rate, at the discretion of the Company. Principal payments under the agreement consist of $5.0 million per quarter beginning April 1, 1999 with the final payment due on December 31, 2002. The Company must comply with provisions in the agreement regarding net worth and regulatory net capital.

    On March 31, 1998, the Company also issued $30 million (face amount) in 5-year zero coupon subordinated debentures in connection with the acquisition of WAH. The debentures were recorded at a discounted present value of $21.7 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT OR PROSPECTUS SUPPLEMENTS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND THEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT OR PROSPECTUS SUPPLEMENTS. THE DELIVERY OF THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT OR PROSPECTUS SUPPLEMENTS RELATING TO PARTICULAR SECURITIES SHALL NOT CONSTITUTE AN OFFER OF ANY OF THE OTHER SECURITIES COVERED BY THIS PROSPECTUS. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR PROSPECTUS SUPPLEMENTS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY THE SECURITIES IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................    8
The Company...............................................................   13
Price Range of Common Stock...............................................   22
Dividends.................................................................   22
Capitalization............................................................   23
Selected Consolidated Financial Data......................................   24
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   26
Management................................................................   38
Use of Proceeds...........................................................   40
Ratios of Earnings to Fixed Charges.......................................   41
Description of Debt Securities............................................   41
Description of Capital Stock..............................................   49
Description of Securities Warrants........................................   53
Foreign Currency Risks....................................................   56
Plan of Distribution......................................................   57
Validity of Securities....................................................   59
Experts...................................................................   59
Index to Consolidated Financial Statements................................   60

                                 DAIN RAUSCHER
                                  CORPORATION

                                DEBT SECURITIES,
                                PREFERRED STOCK,
                                COMMON STOCK AND
                              SECURITIES WARRANTS

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The table below sets forth estimated expenses in connection with the issuance and distribution of the Common Stock being offered:

SEC registration fee..............................................................  $   59,000
Legal fees and expenses*..........................................................     100,000
Trustee's and Depositary's fees and expenses*.....................................      30,000
Accounting fees and expenses*.....................................................      50,000
Printing expenses*................................................................      75,000
Rating agency fees*...............................................................     250,000
Blue Sky and legal investment fees and related expenses*..........................      35,000
Miscellaneous (including listing fees, if applicable)*............................     101,000
                                                                                    ----------
  Total...........................................................................  $  700,000
                                                                                    ----------
                                                                                    ----------

------------------------

*   Estimated pursuant to Item 5 of Regulations S-K.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason for the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    Article SEVENTH of the Company's Certification of Incorporation, as amended, provides, in effect, that persons serving as officers and directors of a corporation at the request of the Company shall be entitled to be indemnified by the Company to the extent permitted by Section 145 of the Delaware General Corporation Law, as amended.

    The Company has purchased directors' and officers' liability insurance, including a Company reimbursement policy. Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Company's charter documents. In addition, the Company has entered into indemnification agreements with its directors and executive officers contractually obligating the Company to, among other things, maintain the same level of such insurance coverage as was being provided at the time of execution of such agreements.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS.

 1.1       Form of Underwriting Agreement.*

 4.1       Amended and Restated Certificate of Incorporation (incorporated by reference to
             Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended
             March 31, 1998 as amended May 27, 1998).

 4.2       Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company's
             Quarterly Report on Form 10-Q dated September 30, 1996).

 4.3       Indenture dated as of May 15, 1998 between the Company and Norwest Bank Minnesota,
             N.A., as Senior Note Trustee.*

 4.4       Indenture dated as of May 15, 1998 between the Company and Norwest Bank Minnesota,
             N.A., as Subordinated Note Trustee.*

 4.5       Form of Senior Note (included as part of Exhibit 4.3).*

 4.6       Form of Subordinated Note (included as part of Exhibit 4.4).*

 4.7       Form of Common Stock Warrant Agreement.*

 4.8       Form of Common Stock Warrant Certificate (included as part of Exhibit 4.7).*

 4.9       Form of Preferred Stock Warrant Agreement.*

 4.10      Form of Preferred Stock Warrant Certificate (included as part of Exhibit 4.9).*

 4.11      Form of Debt Securities Warrant Agreement.*

 4.12      Form of Debt Securities Warrant Certificate (included as part of Exhibit 4.11).*

 4.13      Form of Certificate of Designations.*

 4.14      Form of Certificate of Designations--convertible*

 5.1       Opinion and consent of Dorsey & Whitney LLP regarding the legality of the Securities.*

12         Computation of ratio of earnings to fixed charges and to Combined Fixed Charges and
             Preferred Stock Dividends.*

23.1       Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

23.2       Consent of KPMG Peat Marwick LLP.*

24         Power of Attorney.*

25.1       Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of
             1939 Norwest Bank Minnesota, N.A.*

------------------------

*   Filed herewith.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

    (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 28, 1998.

                                DAIN RAUSCHER CORPORATION

                                By:              /s/ JOHN C. APPEL
                                     -----------------------------------------
                                                   John C. Appel
                                     VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
      /s/ IRVING WEISER*          President, Chief
------------------------------    Executive Officer and         May 6, 1998
        Irving Weiser             Director (Principal
                                  executive officer)

                                Vice Chairman, Chief
      /s/ JOHN C. APPEL*          Financial Officer and
------------------------------    Director (Principal           May 6, 1998
        John C. Appel             Financial Officer)

     /s/ DAVID J. PARRIN*       Senior Vice President,
------------------------------    Controller (Principal         May 6, 1998
       David J. Parrin            Accounting Officer)

   /s/ KENNETH J. WESSELS*
------------------------------  Senior Executive Vice           May 6, 1998
      Kenneth J. Wessels          President and Director

    /s/ J. EVANS ATTWELL*
------------------------------  Director                        May 6, 1998
       J. Evans Attwell

     /s/ SUSAN S. BOREN*
------------------------------  Director                        May 6, 1998
        Susan S. Boren

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

 /s/ F. GREGORY FITZ-GERALD*
------------------------------  Director                        May 6, 1998
    F. Gregory Fitz-Gerald

    /s/ WALTER F. MONDALE*
------------------------------  Director                        May 6, 1998
      Walter F. Mondale

    /s/ C.A. RUNDELL, JR.*
------------------------------  Director                        May 6, 1998
      C.A. Rundell, Jr.

     /s/ ROBERT L. RYAN*
------------------------------  Director                        May 6, 1998
        Robert L. Ryan

 /s/ ARTHUR R. SCHULZE, JR.*
------------------------------  Director                        May 6, 1998
    Arthur R. Schulze, Jr.

      /s/ JOHN C. APPEL
------------------------------
        John C. Appel
      *ATTORNEY-IN-FACT